Exhibit 10.3

SELLER TRANSFER AGREEMENT

THIS AGREEMENT is made as of April 2, 2007, between CBRE Realty Finance Holdings III, LLC (“CBRE RFH III”) and CBRE Realty Finance Holdings IV, LLC (“CBRE RFH IV”) each a limited liability company organized under the laws of the State of Delaware (each, a “Seller” and collectively, the “Sellers”), and CBRE Realty Finance CDO 2007-1, Ltd., a Cayman Islands exempted company with limited liability (the “Issuer”).

WITNESSETH

WHEREAS, each Seller intends to sell certain Whole Loans and/or senior or pari passu participation interests in commercial mortgage loans (each, a “Mortgage Loan Interest”), B Notes, subordinate commercial mortgage loans and subordinate participation interests in commercial mortgage loans (each, a “Subordinate Mortgage Loan Interest”), mezzanine loans and participations in mezzanine loans (each, a “Mezzanine Loan Interest”), commercial mortgage backed securities (“CMBS Securities”), and real estate CDO securities (each, a “CRE CDO Security”) to the Issuer (collectively, the “Initial Collateral Interests”);

WHEREAS, subject to the terms and conditions hereof, each Seller has the option to sell certain additional collateral interests, which may include Mortgage Loan Interests, Subordinate Mortgage Loan Interests, Mezzanine Loan Interests, CMBS Securities, CRE CDO Securities, Rake Bonds, REIT Debt Securities, Real Estate Related Bank Loans, Synthetic Assets, and credit tenant lease loans (each, a “Credit Tenant Lease Loan”), (the “Additional Collateral Interests” and together with the Initial Collateral Interests, the “Collateral Interests”) owned by it to the Issuer and the Issuer intends to purchase the Additional Collateral Interests, and all payments and collections thereon after the related Subsequent Seller Transfer Date (as defined herein) and on or before the end of the Reinvestment Period from the applicable Seller;

WHEREAS, the Issuer intends to pledge such Collateral Interests, together with all payments and collections thereon and certain other collateral, to the Trustee under an Indenture, dated as of April 2, 2007 (the “Indenture”), among the Issuer, CBRE Realty Finance CDO 2007-1, LLC, as co-issuer (the “Co-Issuer” and together with the Issuer, the “Co-Issuers”) and LaSalle Bank National Association, as trustee (together with any successor under the Indenture, the “Trustee”), collateral administrator and securities intermediary, to secure the payment of certain obligations of the Issuer specified therein (the “Secured Obligations”) (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Indenture);

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1. Purchase and Sale of the Collateral Interests.

(a) Subject to and upon the terms and conditions set forth in this Agreement, each Seller hereby sells and assigns to the Issuer, without recourse (except as provided herein), and the Issuer hereby purchases and accepts, in each case, as of April 2, 2007 (the “Closing Date”), all of the related Seller’s right, title and interest in and to each of the applicable Initial Collateral Interests set forth in Schedule I hereto, each related

Underlying Instrument to which such Initial Collateral Interests are subject or that imposes any rights or obligations upon the holder of such Collateral Interests and all amounts received or receivable with respect thereto, whether now existing or hereafter acquired, on and after April 2, 2007 and all proceeds of the foregoing; provided, however, each Seller retains, with respect to the Collateral Interests, and any such sale shall not convey the right to receive any exit fees, late fees, transfer or assignment and assumption fees, prepayment premiums, extension fees, commitment fees, modification fees or similar types of fees paid in connection with the commercial mortgage loans comprising or underlying the Collateral Interests (the “Retained Rights”). The transfer to the Issuer of the Initial Collateral Interests identified on Schedule I attached hereto shall be absolute and is intended by each Seller and the Issuer to constitute and to be treated as an absolute sale of the Initial Collateral Interests by the related Seller to the Issuer, conveying good title free and clear of any liens, claims, encumbrances or rights of others from the related Seller to the Issuer and that the Initial Collateral Interests shall not be part of the related Seller’s estate in the event of the insolvency or bankruptcy of such Seller.

(b) In connection with such sale, the Issuer shall pay to the Sellers on the Closing Date, the aggregate purchase price in U.S. dollars equal to $734,498,546.43 (the “Purchase Price”).

(c) The sale and assignment of the Initial Collateral Interests set forth in Schedule I shall be made on or prior to the Closing Date at the time and in the manner agreed upon by the parties. All distributions, including interest, on the Initial Collateral Interests paid on or before the Closing Date shall belong to the related Seller. Upon receipt of evidence of delivery or transfer of the Initial Collateral Interests to the Issuer or its assignee, the Issuer shall pay the Purchase Price to the Sellers on the Closing Date, in the manner agreed upon by such Seller and the Issuer. The Issuer hereby directs each of the Sellers to execute and deliver any and all documents evidencing the delivery or transfer of the Initial Collateral Interests to the Issuer, as assignee of the Issuer.

(d) From time to time, during the period commencing on the Closing Date and ending on the last day of the Reinvestment Period, any Seller may present Additional Collateral Interests to the Issuer for purchase hereunder. If the conditions set forth in Section 2 below are satisfied with respect to the Additional Collateral Interests, the Issuer may purchase and the related Seller shall sell and assign without recourse, to the Issuer, but subject to the other terms and provisions of this Agreement, all of the right, title and interest of the related Seller in and to (i) the Additional Collateral Interests on the schedule attached to the related subsequent transfer instrument (a “Subsequent Transfer Instrument”), which Subsequent Transfer Instrument shall be in the form of Exhibit A attached hereto and delivered by the related Seller on the date of such sale (each, a “Subsequent Seller Transfer Date”), and (ii) all amounts received or receivable on the Additional Collateral Interests, whether now existing or hereafter acquired, after the related Subsequent Seller Transfer Date. The purchase price with respect to each Additional Collateral Interest (the “Additional Collateral Interests Purchase Price”) shall be set forth in the related Subsequent Transfer Instrument. The sale to the Issuer of the Additional Collateral Interests identified on the schedule attached to the related

Subsequent Transfer Instrument shall be absolute and is intended by the applicable Seller and the Issuer to constitute and to be treated as an absolute sale of the Additional Collateral Interests by such Seller to the Issuer, conveying good title free and clear of any liens, claims, encumbrances or rights of others from such Seller to the Issuer and that the Additional Collateral Interests shall not be part of the related Seller’s estate in the event of the insolvency or bankruptcy of such Seller. Each schedule of Additional Collateral Interests to a Subsequent Transfer Instrument shall be marked as Schedule A to this Agreement and is hereby incorporated and made a part of this Agreement.

(e) The applicable Seller shall transfer and assign to the Issuer the Additional Collateral Interests and the Issuer shall pay the Additional Collateral Interests Purchase Price after such Seller has delivered to the Issuer a duly executed Subsequent Transfer Instrument, which shall include a schedule listing the Additional Collateral Interests, all of which shall satisfy the conditions set forth in Section 12.2 of the Indenture.

(f) Each Seller shall, as applicable, on or prior to the Closing Date with respect to the Initial Collateral Interests, and on or prior to the related Subsequent Seller Transfer Date, in the case of each Additional Collateral Interest, deliver or cause to be delivered to the Issuer, a Collateral Interest Schedule and each of the following documents (the “Collateral Interest Documents”) with respect to each Collateral Interest: the Collateral File.

2. Conditions. The obligations of the parties with respect to the Collateral Interests under this Agreement are subject to the following conditions:

(a) the representations and warranties contained in herein shall be true and correct as of the date hereof and as of the Closing Date, with respect to the Initial Collateral Interests and each Subsequent Seller Transfer Date with respect to the related Additional Collateral Interests, as applicable; and

(b) on the Closing Date and on each Subsequent Seller Transfer Date, counsel for the Issuer shall have been furnished with all such documents, certificates and opinions as they may reasonably request in order to evidence the accuracy and completeness of any of the representations, warranties, covenants or statements of each Seller, the performance of any of the obligations of each Seller hereunder or the fulfillment of any of the conditions herein contained.

(c) with respect to the Additional Collateral Interests sold on such Subsequent Seller Transfer Date, such Additional Collateral Interests collectively and individually (as applicable), after giving effect to the Grant of such securities to the Issuer, satisfy the Eligibility Criteria (and, if applicable, the Reinvestment Criteria).

3. Representations and Warranties of Sellers. Each of the Sellers hereby represents, warrants and covenants to the Issuer, its successors and assigns as of the Closing Date and as of each Subsequent Seller Transfer Date, that:

(a) (i) It is duly organized and validly existing as an entity in good standing under the laws of the jurisdiction in which it is chartered or organized and (ii) it has the full power and authority to transfer and assign certain Collateral Interests to the Issuer and to execute, deliver, and perform its obligations under this Agreement.

(b) This Agreement has been duly authorized by all necessary limited liability company action, has been duly executed and delivered by one or more duly authorized officers of its managing member and is the valid and binding agreement of such Seller enforceable against such Seller in accordance with its terms subject, as to enforcement, (a) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to such Seller and (b) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(c) (i) It has either (x) not pledged, encumbered, assigned, transferred, conveyed, disposed of or terminated, in whole or in part, any of its right, title and interest in and to the Collateral Interests, or (y) caused the release of any pledge or encumbrance of its right, title and interest in any of the Collateral Interests and, in either case, (A) on the Closing Date, such Seller is the sole owner of the applicable Collateral Interests that are identified in Schedule I or (B) on such Subsequent Seller Transfer Date, such Seller is the sole owner of the Collateral Interests being sold on such Subsequent Seller Transfer Date, as applicable, and has good and marketable title thereto, free and clear of any pledges, liens, security interests, claims, charges, or other encumbrances, and has the full right and authority to sell the Collateral Interests, and upon the delivery or transfer of such Collateral Interests to the Issuer as contemplated herein, the Issuer will receive good and marketable title to such Collateral Interests, free and clear of any pledges, liens, security interests, claims, charges, or other encumbrances, (ii) none of the execution, delivery or performance by such Seller of this Agreement shall (a) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or passage of time, or both, would constitute a default) under, any term or provision of the organizational documents of such Seller or any material indenture, agreement or other material instrument to which such Seller is a party or by which such Seller is bound or (b) violate (and such Seller is not in violation of) any provision of any law, rule, regulation, order, decree or determination applicable to such Seller of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over such Seller or its respective properties, (iii) no registration with, consent or approval of, or other action by, any federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic, or any other Person, other than those registrations, consents, approvals or actions obtained or completed prior to the Closing Date or such Subsequent Seller Transfer Date, as applicable, is required in connection with the execution, delivery and performance of this Agreement by it and the consummation by it of the sale of the Collateral Interests and (iv) no proceedings are pending or, to its knowledge, threatened against it before any federal, state or other governmental agency, authority, administrative or regulatory body, arbitrator, court or other tribunal, foreign or domestic, which, in the case of any matter specified in clauses (ii) through (iv), singly or in the aggregate, could materially and adversely affect any action taken or to be taken by such Seller under this Agreement.

(d) The applicable Seller has accounted for the sale of each Collateral Interest hereunder, in its books and financial statements, as sales, consistent with United States generally accepted accounting principles.

(e) It is currently solvent and able to pay its debts as they become due.

(f) To the extent that such Seller is the Seller of any Related Future Advance Loans and retains the right to make any future funding advance or future payment, such Seller will fund all future advances due under any Underlying Instrument in accordance with the terms thereof and will otherwise comply with all its obligations under the applicable Underlying Instrument with respect to the such future funding obligation. Such Seller agrees to indemnify and hold harmless the Issuer and its successors and assigns against any losses, claims, damages, costs, expenses (including the fees and disbursements of outside counsel retained by any such person) or liabilities in connection with, arising out of, or as a result of any of the Seller’s acts or omissions and/or future advances, including without limitation the failure to fund any future advance, including any fees, costs, expenses and disbursements in connection with the funding of future advances (whether or not any such future advance is actually made) (such amounts collectively, “Damages”); provided, that the Sellers shall have no obligation under this representation with respect to Damages accruing after the date of such transfer of the future funding obligation if the obligation to make any such future advance has been transferred to an approved future advance transferee satisfying the criteria set forth in the Indenture.

(g) All original executed copies of each writing constituting an “instrument” (within the meaning of the applicable Uniform Commercial Code, as amended from time to time) that constitute or evidence the Collateral Interests have been delivered to the Trustee on behalf of Issuer.

(h) None of the “instruments” (within the meaning of the applicable Uniform Commercial Code, as amended from time to time) that constitute or evidence the Collateral Interests have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Trustee on behalf of the Issuer.

(i) Sellers have received all consents and approvals required by the terms of the Initial Collateral Interests to transfer to Trustee, on behalf of the Issuer, its interests and rights in the Initial Collateral Interests hereunder.

(j) As of the Closing Date, the CBRE REIT Parent will qualify as a real estate investment trust (a “REIT”) for federal income tax purposes and the Co-Issuer will qualify as a “qualified REIT subsidiary” (within the meaning of Section 856(i)(2) of the Code) of the Seller for federal income tax purposes.

(k) The Initial Collateral Interests, and with respect to the Additional Collateral Interests, as of the time it is purchased or entered into or irrevocably committed to be purchased (and not sold), satisfy the Eligibility Criteria.

4. Representations and Warranties of each Seller in respect of the Collateral Interests. Each Seller hereby represents, warrants and covenants to the Issuer, its successors and assigns, as of the Closing Date (or as of such other date specifically provided in the particular representation or warranty) with respect to the Initial Collateral Interests transferred by it and as of each Subsequent Seller Transfer Date (or as of such other date specifically provided in the particular representation or warranty) with respect to any Additional Collateral Interest transferred by it on such date (subject to the exceptions set forth on the related Subsequent Transfer Instrument), that each of the representations, warranties and covenants set forth in Schedule II, as applicable, is true and correct on such date.

5. Representations and Warranties of the Issuer. As of the Closing Date and as of each Subsequent Seller Transfer Date, the Issuer hereby represents, warrants and covenants to each Seller and its respective successors and assigns, that:

(a) (i) It is duly organized and validly existing as an entity in good standing under the laws of the jurisdiction in which it is chartered or organized and (ii) it has the requisite corporate power and authority to enter into and perform this Agreement.

(b) This Agreement has been duly authorized by all necessary corporate action, has been duly executed and delivered by one or more duly authorized officers and is the valid and binding agreement of the Issuer enforceable against the Issuer in accordance with its terms subject, as to enforcement, (a) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Issuer and (b) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

6. Obligation Upon Breach of Representation and Warranty or Document Defect. Upon the discovery by any Seller, the Issuer or the Trustee of a breach of any of the representations and warranties set forth in Sections 3(c), 3(h), 3(k) and Section 4 or of the failure of any Seller to deliver any of the Collateral Interest Documents, in each case, that materially and adversely affects the value of the related Collateral Interest (such breach or failure, a “Material Breach”), the person discovering such Material Breach shall give prompt written notice to the Issuer, the Trustee and each Seller, as applicable. Within ninety (90) days, the earlier of its discovery or its receipt of such notice of any such Material Breach, the applicable Seller shall cause such breach to be cured in all material respects or shall deliver the related Collateral Interest Documents, as applicable, or, if the applicable Seller is unable to cure such breach or deliver such documents, such Seller shall (a) repurchase the related Collateral Interest (the “Defective Collateral Interest”) at a purchase price equal to the sum of the following (in each case, without duplication) as of the date of such repurchase: (i) the outstanding principal amount thereof, plus (ii) accrued and unpaid interest on such Collateral Interest, plus (iii) any unreimbursed advances, plus (iv) accrued and unpaid interest on advances on the Collateral Interest, plus (v) any reasonable costs and expenses (including, but not limited to, the cost of any enforcement action, incurred by the Issuer or the Trustee in connection with any such purchase by a seller) or (b) substitute the Defective Collateral Interest with a Replacement Collateral Interest that has a principal balance equal to the principal balance of the Defective Collateral Interest provided, that if any such Material Breach is capable of being cured in all material respects but not within the initial 90-day period and the Seller has commenced and is diligently proceeding with the cure of such Material Breach, then the Seller shall have such additional 90-day period to complete such cure or, failing such, to repurchase or substitute the affected Collateral Interest; and provided, further, that, in the case of a Material Breach caused by the failure to deliver any of the Collateral Interest Documents, if any such Material Breach is still not cured in all material respects after the initial 90-day period and any such additional 90-day period solely due to the failure of the Seller to have received a recorded document, then the Seller shall be entitled to continue to defer its cure and repurchase obligations in respect of such Material Breach so long as the Seller certifies to the Trustee every 30 days thereafter that such Material Breach is still in effect solely because of its failure to have received the recorded document and that the Seller is diligently pursuing the cure of such defect (specifying the actions being taken), except that no such deferral of cure or repurchase may continue beyond the second anniversary of the Closing Date. A “Replacement Collateral Interest” is a Mortgage Loan Interest, a Subordinate Mortgage Interest, Mezzanine Loan Interest, CMBS Security, CRE CDO Security, Credit Tenant Lease Loan, Rake Bond, REIT Debt Security, Real Estate Related Bank Loan or Synthetic Asset that either (i) meets the Eligibility Criteria, the Ramp-Up Criteria and the Reinvestment Criteria, as applicable or (ii) if the Secured Obligations are then rated, the Trustee receives written confirmation from each Rating Agency then rating the Secured Obligations that such Replacement Collateral Interest will not result in the qualification, downgrade or withdrawal of any such rating. The applicable Seller shall reimburse the Issuer and the Trustee for all necessary and reasonable costs and expenses, including the costs and expenses of enforcement with respect to such Defective Collateral Interest, and any applicable transfer taxes incurred in connection with such substitution or repurchase. Such repurchase, cure or substitution obligation by the Seller shall be the Issuer’s sole remedy for any Material Breach with respect to any Collateral Interest sold to the Issuer by the Seller. In the event a Seller fails to fulfill its obligations in this Section 6, the Responsible Party shall fulfill the obligations of such seller. None of the other Sellers shall be liable for the obligations of such Seller in this Section. The “Responsible Party” is CBRE Realty Finance Holdings, LLC.

7. Non-Recourse.

(a) Notwithstanding anything to the contrary contained herein, no recourse shall be had, whether by levy or execution or otherwise, for the payment of the principal of or interest or premium (if any) on the Collateral Interests, or for any claim based on payments due thereon, against any Seller or any of its respective stockholders, members, officers, agents or employees or successors and assigns of any of the foregoing, under any rule of law, statute or constitution, or by the enforcement of any assessment or penalty, or otherwise, nor shall any of such persons be personally liable for any such amounts or claims, or liable for any defenses or any judgment based thereon or with respect thereto; provided, that the foregoing shall not (i) constitute a waiver of any rights of the Issuer or its assignees against any Seller for breach of any representations, warranties or covenants contained herein, or (ii) be taken to prevent recourse by the Issuer to, and the enforcement of its rights against, the Collateral Interests or any obligor thereunder.

(b) No recourse under any obligation, covenant or agreement of the Issuer contained in this Agreement shall be had against any incorporator, stockholder, officer, director or employee of the Issuer or successors and assigns of any of the foregoing, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Issuer, and that no personal liability whatever shall attach to or be incurred by the incorporators, stockholders, officers, directors or employees of the Issuer, or any of them under or by reason of any of the obligations, covenants or agreements of the Issuer contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Issuer of any such obligations, covenants or agreements either at common law or at equity, or by statute or constitution, of every such incorporator, stockholder, officer, director or employee is hereby expressly waived as a condition of and in consideration for the execution of this Agreement, provided however, that nothing in this Section 7(b) shall relieve any of the foregoing persons or entities from any liability arising from his, her or its willful misconduct or intentional misrepresentation.

(c) None of the following Persons shall be personally liable for any amounts payable, or performance due, under this Agreement: (i) any agent, partner, beneficiary, shareholder, member, officer, director or employee of the Issuer or of any Affiliate of the Issuer, (ii) any agent, partner, beneficiary, shareholder, member, policyholder, officer, director, employee of any Person described in the preceding clause (i) or (iii) any successor or assign of any Person described in either of the preceding clauses (i) and (ii).

(d) Notwithstanding any other provisions of this Agreement, the obligations of the Issuer hereunder from and after the Closing Date shall be limited to the funds available therefor under the Indenture, and, following realization of the Collateral Interests and application thereof in accordance with the Indenture, all obligations of and all claims against the Issuer hereunder or arising in connection herewith shall be extinguished and shall not thereafter revive.

(e) Notwithstanding any other provision of this Agreement, the Sellers, may not, prior to the date which is one year and one day (or, if longer, the then applicable preference period) after the payment in full of all Notes, institute against, or join any other Person in instituting against, the Issuer or the Co-Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under federal, state, Cayman Islands or other bankruptcy or similar laws or any jurisdiction. Nothing in this Section shall preclude, or be deemed to stop, the Sellers (i) from taking any action prior to the expiration of the aforementioned preference period in (A) any case or proceeding voluntarily filed or commenced by the Issuer or the Co-Issuer or (B) any involuntary insolvency proceeding filed or commenced by a Person other than the Seller or (ii) from commencing against the Issuer or the Co-Issuer any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

(e) The provisions of this Section 7 shall survive the termination of this Agreement for any reason whatsoever.

8. Nonconsolidation.

(a) Each Seller shall maintain corporate records and books of account separate from those of the Issuer.

(b) The resolutions, agreements and other instruments underlying the transactions described in this Agreement shall be continuously maintained by each Seller, as applicable, as official records.

(c) None of the Sellers, individually or collectively, shall hold itself out as being liable for any indebtedness of the Issuer.

(d) Each Seller shall keep its assets and its liabilities wholly separate from those of the Issuer except to the extent required to be included in consolidated financial statements and tax returns.

(e) The Sellers, acting individually or collectively, shall not mislead third parties by conducting or appearing to conduct business on behalf of the Issuer or expressly or impliedly representing or suggesting that any Seller is liable or responsible for any indebtedness of the Issuer or that the assets of any of the Sellers are available to pay the creditors of the Issuer.

9. Change of Name, Etc. None of the Sellers shall change its respective name, identity or structure (including a merger) or the location of its state of organization or any other change which could render any UCC financing statement filed in connection with this Agreement, to become “seriously misleading” under the UCC, unless at least twenty (20) days prior to the effective date of any such change the applicable Seller delivers to the Issuer such documents, instruments or agreements, executed by the applicable Seller as are necessary to reflect such change and to continue the perfection of the Issuer’s ownership interests or security interests in the Collateral Interests.

10. Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except upon (i) the execution and delivery of a written agreement by the parties hereto and (ii) receipt by the Trustee of written confirmation from each Rating Agency then rating the Notes that such amendment will not result in the qualification, downgrade or withdrawal of any such rating.

11. Communications. Except as may be otherwise agreed between the parties, all communications hereunder shall be made in writing to the relevant party, by personal delivery or by courier or first-class registered mail, or the closest local equivalent thereto, or by facsimile transmission confirmed by personal delivery or by courier or first-class registered mail as follows:

To the Sellers:	CBRE Realty Finance Holdings III, LLC
185 Asylum Street
City Place 1, 37th Floor
Hartford, CT 06103
Attention: Ann Marie O’Rourke
Fax No. (860) 275-6225

CBRE Realty Finance Holdings IV, LLC
185 Asylum Street

City Place 1, 37th Floor
Hartford, CT 06103
Attention: Ann Marie O’Rourke
Fax No. (860) 275-6225

To the Issuer:	CBRE Realty Finance CDO 2007-1, LLC
185 Asylum Street
City Place 1, 37th Floor
Hartford, CT 06103
Attention: Ann Marie O’Rourke
Fax No. (860) 275-6225

or to such other address, telephone number or facsimile number as any such party may notify to the others in accordance with the terms hereof from time to time. Any communications hereunder shall be effective upon receipt.

12. Governing Law and Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

(b) The parties hereto hereby irrevocably submit to the jurisdiction of the United States District Court for the Southern District of New York and any court in the State of New York located in the City and County of New York, and any Appellate Court from any thereof, in any action, suit or proceeding brought against it or in connection with this Agreement or the transaction contemplated hereunder or for recognition or enforcement of any judgment in any such action, suit or proceeding, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York State court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the subject matter thereof may not be litigated in or by such courts.

(c) To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

13. Costs. Each Seller shall pay all expenses that are incidental to the performance of its obligations under this Agreement.

14. Characterization.

(a) It is the express intent of the parties hereto that the conveyance of the Collateral Interests by each Seller to the Issuer contemplated by this Agreement be, and be treated for all purposes as, a sale by the related Seller of the related Collateral Interests. It is, further, not the intention of the parties that such conveyance be deemed a pledge by the applicable Seller of the rights, titles and interests in and to such Collateral Interests conveyed to secure a debt or other obligation of such Seller. However, in the event that, notwithstanding the intent of the parties, such rights, title and interest in and to the Collateral Interests intended to be conveyed by such Seller are held to continue to be property of such Seller, then (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the conveyance of such Collateral Interests provided for herein shall be deemed to be a grant by the applicable Seller to the Issuer of a first priority security interest in the rights, title and interest in and to such Collateral Interests intended to be conveyed by such Seller, all amounts payable to the holders of such Collateral Interests in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property; (c) the possession by the Issuer of the Collateral Interests and such other items of property as constitute instruments, money, negotiable documents, chattel paper or investment property shall be deemed to be “possession” by the secured party and “control” for purposes of perfecting the security interest pursuant to the Uniform Commercial Code as in effect in any applicable jurisdiction (including but not limited to Sections 9-313 and 9-106 thereof); and (d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Issuer or any successor thereto for the purpose of perfecting such security interest under applicable law. Any assignment of the rights, titles and interests of the Issuer in and to the Collateral Interests pursuant to any provision of the Indenture shall also be deemed to be an assignment of any related security interests created hereby.

(b) On or prior to the Closing Date, with respect to the Initial Collateral Interests purchased on the Closing Date, and on or prior to the applicable Subsequent Seller Transfer Date, with respect to the Additional Collateral Interests, each Seller shall mark its records, as applicable, to reflect that the Collateral Interests have been sold in accordance with this Agreement. In addition, each Seller agrees that from time to time, at its expense, it shall promptly execute and deliver all further instruments and documents, and take all further action, that the Issuer may reasonably request in order to perfect, protect or more fully evidence the purchases hereunder, or to enable the Issuer to exercise or enforce any of its rights with respect to the Collateral Interests.

(c) Each Seller hereby authorizes the Issuer or its assignee or designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Collateral Interests now existing or hereafter arising in the name of the applicable Seller as debtor and to notify the issuers of the Collateral Interests of the sale of the Collateral Interests.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

16. Notice and Acknowledgement of Assignment. The Seller hereby consents to, and hereby confirms and agrees that the Issuer may assign its rights, title and interest in (but not its obligations under) this Agreement to the Trustee pursuant to the Indenture for the benefit of the Noteholders; and the Seller by its signature below agrees to, and acknowledges, that such assignment has been made. The parties hereto acknowledge that the Trustee is an express third party beneficiary hereof entitled to enforce any rights hereunder as if it were actually a party. The Issuer hereby gives notice to the Seller that the Issuer has granted and assigned, pursuant to the Indenture, to the Trustee all of the Issuer’s right, title and interest in and to the Collateral Interests and this Agreement. The Seller hereby acknowledges that upon receipt of this notice, (i) it has directed that all payments under or arising from the Collateral Interests on and after the related granting date should be made to the Collection Account or, if otherwise specified by written notice from the Trustee from time to time, to the Trustee or to its order, (ii) all remedies provided for in this Agreement or available at law or in equity are exercisable by the Trustee, (iii) all rights to compel performance by the Seller are exercisable by the Trustee and (iv) all rights, interests and benefits whatsoever accruing to or for the benefit of the Issuer arising from this Agreement belong to the Trustee. By its execution of this Agreement, the Seller hereby acknowledges receipt of this notice and confirms that it has not received notice of any previous assignments or changes of or over any of the rights, interests and benefits referred to in the foregoing notice. The Seller further confirms that no amendment, waiver, release or termination of any such rights, interests and benefits shall be effective without the prior written consent of the Trustee.

17. REIT Status. CBRE Realty Finance, Inc. hereby covenants, that at all times hereafter (1) it will qualify as a REIT for federal income tax purposes and the Issuer will qualify as a “qualified REIT subsidiary” (within the meaning of Section 856(i)(2) of the Code) of CBRE Realty Finance, Inc. for federal income tax purposes or (2) based on an opinion of counsel, the Issuer will be treated as a “qualified REIT subsidiary” (within the meaning of Section 856(i)(2) of the Code) of a REIT other than CBRE Realty Finance, Inc., or (3) based on an opinion of counsel, the Issuer will be treated as a foreign corporation that will not be treated as engaged in a trade or business in the United State for U.S. federal income tax purposes.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first written above.

CBRE REALTY FINANCE HOLDINGS III, LLC

By:	/s/ Keith Gollenberg
Name:	Keith Gollenberg
Title:	Executive MD

CBRE REALTY FINANCE HOLDINGS IV, LLC

By:	/s/ Keith Gollenberg
Name:	Keith Gollenberg
Title:	Executive MD

CBRE REALTY FINANCE CDO 2007-1, LTD.

By:	/s/ Keith Gollenberg
Name:	Keith Gollenberg
Title:	Authorized Signatory

CONFIRMED AND ACCEPTED as to Section 17, as of the date first above written:

CBRE REALTY FINANCE, INC.

By:	/s/ Keith Gollenberg
Name:	Keith Gollenberg
Title:	CEO and President

EXHIBIT A

FORM OF SUBSEQUENT TRANSFER INSTRUMENT

THIS SUBSEQUENT TRANSFER INSTRUMENT is made as of                     , 200     between [CBRE Realty Finance Holdings, III, LLC (“CBRE RFH III”)], [CBRE Realty Finance Holdings, IV, LLC (“CBRE RFH IV”)], a limited liability company organized under the laws of the State of Delaware (a “Seller”), and CBRE Realty Finance CDO 2007-1, Ltd. a Cayman Islands exempted company with limited liability (the “Issuer”).

In accordance with the Seller Transfer Agreement (the “Agreement”) dated as of April 2, 2007, between CBRE Realty Finance Holdings III, LLC, CBRE Realty Finance Holdings IV, LLC, and the Issuer, the Seller does hereby transfer, assign, set over and otherwise convey, as of the date hereof, without recourse, to the Issuer all of its right, title and interest in the Additional Collateral Interests identified in Schedule A attached hereto which shall supplement Schedule I to the Agreement, and any and all rights to receive payments on or with respect to the Additional Collateral Interests after the date hereof.

Except as set forth on Schedule B attached hereto, the Seller hereby reaffirms that all of the representations and warranties made by it in Section 3 and 4 of the Agreement, and the obligations in Section 6 of the Agreement, relating to itself and the Additional Collateral Interests are true and correct as of the date hereof. The Seller further represents, warrants and confirms the satisfaction of the conditions precedent specified in Sections 1 and 2 of the Agreement. In addition, each party hereby represents and warrants to the other party that (i) it is duly organized and validly existing as an entity under the laws of the jurisdiction in which it is chartered or organized, (ii) it has the requisite corporate power and authority to enter into and perform this Subsequent Transfer Instrument, and (iii) this Subsequent Transfer Instrument has been duly authorized by all necessary corporate action, has been duly executed by one or more duly authorized officers and is the valid and binding agreement of such party enforceable against such party in accordance with its terms.

The purchase price with respect to the Additional Collateral Interests is as follows: [            ].

All capitalized terms used herein and not otherwise defined shall have the meanings given them in the Agreement.

As supplemented by this Subsequent Transfer Instrument, the Agreement is in all respects ratified and confirmed and the Agreement so supplemented shall be read, taken and construed as one and the same instrument.

This Subsequent Transfer Instrument shall be construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned has caused this Subsequent Transfer Instrument to be duly executed as of the date first written above.

A-1

CBRE REALTY FINANCE HOLDINGS III, LLC

By:
Name:
Title:

CBRE REALTY FINANCE HOLDINGS IV, LLC

By:
Name:
Title:

CBRE REALTY FINANCE CDO 2007-1, LTD.

By:	CBRE Realty Finance Management, LLC, its manager

By:
Name:	Paul Martin
Title:	Authorized Signatory

A-2

Schedule A

Schedule of Additional Collateral Interests

Sch. A-1

Schedule B

Exceptions

Sch. B-1

Schedule I

Initial Collateral Interest Schedule

Mortgage Loans
1.	617 West 7th
2.	Airport Business Park
3.	Albany Office
4.	Bank of America (A-2 Note)
5.	The Crossings
6.	Drake Hotel
7.	Greenbriar Apartments at Saddle Rock
8.	Lake Fairfax IV & VIII
9.	Maplewood at Danbury
10.	Mototown USA
11.	NSA Financial Center
12.	North Island
13.	Park Place Tower
14.	The Offices at Polaris
15.	Primera Court I & II University Court
16.	Country Club Apartments at Saddle Rock
17.	U.S. Bank Center
18.	Everest Partners Office Portfolio
Mezzanine Loans
19.	Albany Office
20.	Argent Hotel
21.	M Street Hotel
22.	Hilton Garden Inn
23.	Riverton Apartments
B-Note
24.	TOTAL Plaza
Securities
25.	BSCMS 05-PWR10
26.	CSFB 05-C6 J
27.	CSMC 06-K1A B
28.	CSMC 06-K1A C
29.	CSMC 06-K1A D
30.	CSMC 06-K1A E
31.	CSMC 06-K1A F
32.	CSMC 06-K1A G
33.	CSMC 06-K1A H
34.	CSMC 06-K1A J

Sch. I-1

35.	CSMC 06-K1A K
36.	CSMC 06-K1A L
37.	CSMC 06-TF2A ARGA
38.	GMAC 06-C1 H
39.	GSMS 06-GG6 H
40.	GSMS 06-GG6 J
41.	JPMCC 05-LDP2 K
42.	JPMCC 05-LDP5 J
43.	JPMCC 05-LDP5 K
44.	JPMCC 06-FL2A L
45.	JPMCC 06-LDP8 H
46.	LBUBS 06-C1 J
47.	LBUBS 06-C1 K
48.	MLCFC 06-1-J
49.	MSC 07-T25 H
50.	TSTAR 06-1 F
51.	WBCMT 06-C23 J
52.	WBCMT 06-C24 J
53.	WBCMT 06-C28 J
54.	BACM 06-2 H
55.	CCMSC 00-2 L
56.	CSMC 06-TFLA L
57.	GSMS 06-RR2 J
58.	GSMS 06-RR2 K
59.	JPMCC 05-LDP2 L
60.	JPMCC 06-LDP7 H
61.	JPMCC 06-RR1 G
62.	JPMCC 06-RR1 H
63.	LBUBS 06-C4 K
64.	LNR 02-1 G

A-2

SCHEDULE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Definitions

With respect to each representation, warranty and covenant set forth herein, the following terms shall have the meanings set forth below:

“Assignment of Leases”: With respect to any Mortgaged Property, any assignment of leases, rents, security deposits and profits or similar instrument executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof.

“CMBS Security”: Any commercial mortgage-backed security.

“Collateral File”: The following, as applicable:

(a) With respect to each Mortgage Loan Interest that is a whole loan, the original promissory note endorsed to the Issuer or endorsed in blank (and all intervening endorsements) and the original assignment of mortgage in favor of the Issuer or in blank (and, if applicable, all intervening assignments), the original or copy of the mortgage, the original or copy of the loan agreement, the assignment of leases and rents (and any intervening assignments thereof), UCC financing statement and assignment in blank (and all intervening assignments) and all other documents and instruments in the Seller’s possession evidencing or guaranteeing or otherwise materially affecting such Mortgage Loan Interest.

(b) With respect to each Mezzanine Loan Interest that is a whole loan, the original promissory note endorsed to the Issuer or endorsed in blank (and all intervening endorsements), the original or copy of the security or pledge agreement, if the equity is certificated, original certificates together with stock powers in blank, the original loan agreement, the intercreditor agreement, assignment and assumption agreement, UCC financing statement and assignment in blank (and all intervening assignments) and all other documents and instruments in the Seller’s possession evidencing or guaranteeing or otherwise materially affecting such Mezzanine Loan Interest.

(c) With respect to each Subordinate Mortgage Loan Interest, Mortgage Loan Interest or Mezzanine Loan Interest, that is in the form of a participation interest, the original of the participation certificate endorsed by the most recent endorsee prior to the Seller (if any, and all intervening endorsements), the original or copy of the participation agreement, the assignment and assumption agreement and all other documents and instruments in the Seller’s possession evidencing or guaranteeing or otherwise materially affecting such interest.

(d) With respect to each Mortgage Loan Interest or Subordinate Mortgage Loan Interest that is evidenced by a note (but is not a whole loan), the original promissory note endorsed to the Issuer or endorsed in blank (and all intervening endorsements), the original or copy of the related co-lender agreement and all other documents and instruments in the Seller’s possession evidencing or guaranteeing or otherwise materially affecting such interest; and, if Seller is the lead lender and in possession of originals of the underlying mortgage loan documents, the original or copy of the mortgage, the original or copy of the loan agreement, the assignment of leases and rents (and any intervening assignments thereof), UCC financing statement and assignment in blank (and all intervening assignments) and all other documents and instruments in the Seller’s possession evidencing or guaranteeing or otherwise materially affecting such mortgage loan.

“CRE CDO Security”: Any security that entitles holders thereof to receive payments that depend on the cash flow from or the credit exposure to a portfolio consisting primarily of commercial mortgage loan interests, subordinate commercial mortgage loan interests, real estate bank loans, commercial mortgage-backed securities, REIT debt securities, or a combination of the foregoing, which dependence may in addition be conditioned upon rights or additional assets designed to assure the servicing or timely distribution of proceeds to holders of such securities such as a financial guaranty insurance policy.

“Credit Tenant Lease Loans”: Mortgage loans secured by mortgages on commercial real estate properties that are subject to a lease to a single tenant.

“Mezzanine Loan Interest”: Any mezzanine loan or participation interests (including senior, subordinate, and pari passu participation interests) in loans that are secured by ownership interests in entities that own commercial real estate properties.

“Mortgage”: With respect to any Mortgage Loan, separately and collectively, as the context may require, each mortgage, deed of trust or other instrument securing a Mortgage Note and creating a lien on the related Mortgaged Property.

“Mortgage Loan”: Each of the whole mortgage loans comprising or underlying a Mortgage Loan Interest, Subordinate Mortgage Loan Interest or Mezzanine Loan Interest transferred and assigned to the Issuer pursuant to Section 2 and from time to time held by the Issuer (including, without limitation, all Qualifying Substitute Collateral Interests), excluding any Retained Rights, which shall not be part of the assets of the Issuer. As used herein, the term “Mortgage Loan” includes the related Mortgage Note, Mortgage, participation certificate or agreement and/or other security documents contained in the related Collateral File.

“Mortgage Loan Interest” Any Whole Loans and/or participation interests (including senior and pari passu participation interests) in Mortgage Loans.

“Mortgage Note”: The original executed note evidencing the indebtedness of a Mortgagor under a Mortgage Loan, together with any rider, addendum or amendment thereto.

“Mortgaged Property”: Individually and collectively, as the context may require, the real property interest (together with all improvements and fixtures thereon) subject to the lien of a Mortgage and constituting collateral for a Mortgage Loan. With respect to any Mortgage Loan that is cross-collateralized with another Mortgage Loan, as the context may require, “Mortgaged Property” may mean, collectively, all the Mortgaged Properties securing such cross-collateralized Mortgage Loan.

“Mortgagor”: The obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note.

“Reference Date”: With respect to (i) each Initial Collateral Interest other than the loans known as Lake Fairfax IV&VIII, North Island and the Offices at Polaris, December 31, 2006 (ii) Lake Fairfax IV&VIII, North Island and the Offices at Polaris, February 15, 2007 and (iii) Airport Business Park, February 28, 2007.

“Retained Rights” The right to receive any exit fees, prepayment premiums, extension fees, any commitment fees in respect of the Related Future Advance Loans, modification fees or similar types of fees paid in connection with the commercial mortgage loans comprising or underlying the Collateral Interests.

“Subordinate Mortgage Loan Interests”: Any subordinate interests in Mortgage Loans, which may be in a form of a subordinate note or a subordinate participation interest.

“Underlying Instrument”: The pooling and servicing agreement, trust and servicing agreement, indenture, loan agreement, participation agreement or other agreement pursuant to which a Pledged Interest has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Pledged Interest or of which the holders of such Pledged Interest are the beneficiaries.

“Whole Loan”: Each Mortgage Loan Interest that represents all of the ownership interest in the related mortgage loan.

Representations and Warranties

With respect to each Mortgage Loan Interest, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, except as set forth on Schedule III, that:

(1) Purchase Schedule. The information set forth in Schedule I is complete, true and correct in all material respects as of the date of this Agreement and as of the Reference Date.

(2) Title of Assets. Immediately prior to the sale, transfer and assignment to the Issuer, the Seller had good and marketable title to, and was the sole owner of, each Mortgage Loan Interest, and except for any future funding advance, retained coupon strip and other retained items enumerated in Section 1 of the Seller Transfer Agreement, the Seller is transferring such Mortgage Loan Interest free and clear of any and all liens, pledges, charges, security interests or any other ownership interests of any nature encumbering such Mortgage Loan Interest. The Seller has the full right, power and authority to transfer and assign each Mortgage Loan Interest to or at the direction of the Issuer. The sale of such Mortgage Loan Interest to the Issuer does not require the Seller to obtain any governmental or regulatory approval or consent that has not been obtained. Upon consummation of the transactions contemplated by the Seller Transfer Agreement, the Seller will have validly and effectively conveyed to the Issuer all legal and beneficial interest in and to such Mortgage Loan and the related Mortgage and Assignment of Leases (other than the Retained Rights), free and clear of any pledge, lien or security interest. Such conveyance constitutes the legal, valid and binding assignment from the Seller except that an enforcement thereof may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(3) Payment Record. No scheduled payment of principal and interest under any Mortgage Loan was 30 days or more past due as of the Closing Date, and no Mortgage Loan was 30 days or more delinquent in the twelve-month period immediately preceding the Closing Date.

(4) Mortgage Lien. In the case of each Mortgage Loan, each related Mortgage is a valid and enforceable first lien on the related Mortgaged Property subject only to the exceptions set forth in paragraph (13) below and the following title exceptions (each such title exception, a “Title Exception,” and collectively, the “Title Exceptions”): (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially and adversely interferes with the current use of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (c) the exceptions (general and specific) and exclusions set forth in the applicable policy described in paragraph (12) below or appearing of record, none of which, individually or in the aggregate, materially and adversely interferes with the current use of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Mortgage Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (d) other matters to which like properties are commonly subject, none of which, individually or in the aggregate, materially and adversely interferes with the current use of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (e) the right of tenants (whether under ground leases, space leases or operating leases) at the Mortgaged Property as tenants only pursuant to their respective leases, and (f) if such Loan is a crossed loan, the lien of the Mortgage for such other Loan. Except with respect to crossed loans and as provided below, there are no mortgage loans that are secured by a mortgage on the related Mortgaged Property that are senior or pari passu to the Mortgage securing any Mortgage Loan. The related assignment of such Mortgage executed and delivered in favor of the related holder of the Mortgage Note is in recordable form and constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor’s right, title and interest in, to and under such Mortgage. The related assignment of any Assignment of Leases not included in a Mortgage has been executed and delivered in favor of the holder of the related Mortgage Note, and is in recordable form and constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor’s right, title and interest in, to and under such Assignment of Leases. In the case of an Mortgaged Property operated as a hotel or an assisted living facility, the Mortgagor’s personal property includes all personal property that a prudent mortgage lender making a similar mortgage loan would deem reasonably necessary to operate the related Mortgaged Property as it is currently being operated.

(5) Security Interest in Leases. In the case of each Mortgage Loan, subject to the exceptions set forth in Paragraph 13 of this Schedule II and upon possession of the Mortgaged Property as required under applicable state law, the Assignment of Leases set forth in the Mortgage or separate from the related Mortgage and related to and delivered in connection with each Mortgage Loan establishes and creates a valid, subsisting and enforceable lien and security interest in the related Mortgagor’s interest in all leases, subleases, licenses and other such agreements.

(6) Mortgage Status; Waivers and Modifications. With respect to each Mortgage Loan, no Mortgage, has been satisfied, cancelled, rescinded or subordinated in whole or in part, and the related Mortgaged Property has not been released from the lien of such Mortgage, in whole or in part (except for partial reconveyances of real property that are set forth on Schedule III), nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release, in any manner that, in each case, materially adversely affects the value of the related Mortgaged Property. None of the terms of any Mortgage Note, Mortgage or Assignment of Leases has been impaired, waived, altered or modified in any respect, except by written instruments, all of which are included in the related Collateral File.

(7) Engineering Assessments. In the case of each Mortgage Loan, except for the Mortgage Loans that are secured by undeveloped land or properties intended to be demolished and redeveloped, one or more engineering assessments were performed and prepared by an independent engineering consultant firm, which visited the related Mortgaged Property not more than 12 months prior to the origination date of the related Mortgage Loan, and, except as set forth in an engineering report prepared in connection with such assessment, the related Mortgaged Property is, to the Seller’s knowledge, relying solely on the review of such engineering assessment(s), in good repair, free and clear of any damage that would materially and adversely affect its value as security for such Loan. If an engineering report revealed any such damage or deficiencies, material deferred maintenance or other similar conditions as described in the preceding sentence either (1) an escrow of funds equal to an amount that the Seller deems reasonable to effect the necessary repairs, or such other amount as a prudent commercial mortgage lender would deem appropriate under the circumstances was required or a letter of credit in such amount was obtained or (2) such repairs and maintenance have been completed. As of the date of origination of such Mortgage Loan, there was no proceeding pending, and subsequent to such date, the Seller has not received notice of any pending or threatening proceeding for the condemnation of all or any material portion of the Mortgaged Property securing any Mortgage Loan.

(8) Title Insurance. The lien of each Mortgage Loan is insured by an ALTA lender’s title insurance policy or a comparable form of lender’s title insurance policy (or if such policy has not yet been issued, such insurance may be evidenced by a letter, escrow instructions, a “marked up” pro forma or specimen policy or title commitment, in either case, marked as binding and countersigned by the title insurer or its authorized agent at the closing of the related Mortgage Loan) as adopted in the applicable jurisdiction (the “Title Insurance Policy”), which to the Seller’s knowledge, was issued by a title insurance company qualified to do business in the jurisdiction where the applicable Mortgaged Property is located to the extent required, insuring that the related Mortgage is a valid first lien in the original principal amount of the related Mortgage Loan on the Mortgagor’s fee simple interest (or, if applicable, leasehold interest) in the portion of the Mortgaged Property comprised of real estate, subject only to the Title Exceptions. Such Title Insurance Policy was issued in connection with the origination of the related Mortgage Loan. No claims have been made by or on behalf of Seller under such Title Insurance Policy. Such Title Insurance Policy is in full force and effect, provides that the originator of the related Mortgage Loan, its successors or assigns is the sole named insured, and all premiums thereon have been paid and no material claims have been made thereunder and no claims have been paid thereunder. The Seller has not done, by act or omission, and the Seller has no knowledge of, anything that would impair the coverage under such Title Insurance Policy. Immediately following the transfer and assignment of the related Mortgage Loan to the Issuer (including endorsement and delivery of the related Mortgage Note to the Issuer and recording of the related Assignment of Mortgage in favor of Issuer in the applicable real estate records), such Title Insurance Policy will inure to the benefit of the Issuer without the consent of or notice to the title insurer. Such Title Insurance Policy contains no material exclusions for, or affirmatively insures against any losses arising from (other than in jurisdictions in which affirmative insurance is unavailable) (a) failure to have access to a public road, (b) material encroachments of any part of the building thereon over easements or (c) failure of the land shown on the survey to be the same as the property legally described in the Mortgage.

(9) Full Disbursement of Proceeds. Except for (i) escrows established at the origination of the Mortgage Loan and maintained by the related servicer, (ii) future funding loans (scheduled on Schedule III hereto) where the maximum future funding amount under the terms of such asset have been deposited in an account with the Issuer, and (iii) the future funding loans identified in Schedule 1(i), the proceeds of such

Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder. With respect to each Mortgage Loan, any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any funds escrowed for such purpose that were to have been complied with on or before the Closing Date have been complied with, or any such funds so escrowed have not been released without the consent of the Seller.

(10) Mortgage Provisions. The Mortgage Note or Mortgage for each Mortgage Loan, together with applicable state law, contains customary and enforceable provisions (subject to the exceptions set forth in paragraph 13) such as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby.

(11) Trustee under Deed of Trust. In the case of each Mortgage Loan, as of the date of origination, and, to the Seller’s knowledge, as of the Closing Date, if the related Mortgage is a deed of trust, (i) a trustee, duly qualified under applicable law to serve as such, has either been properly designated and serving under such Mortgage or may be substituted in accordance with the Mortgage and applicable law and (ii) no fees or expenses are payable to such trustee by the Seller, the Purchaser or any transferee thereof except in connection with a trustee’s sale after default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for the related Mortgage Loan.

(12) Environmental Conditions. With respect to the Mortgaged Properties securing the Mortgage Loans that were the subject of an environmental site assessment after the first day of the month that is 18 months prior to the Closing Date, one or more environmental site assessments or updates thereof (meeting American Society for Testing and Materials (ASTM) standards) were performed by an environmental consulting firm independent of the Seller and the Seller’s affiliates with respect to each related Mortgaged Property during the 18-months preceding the Closing Date, and the Seller, having made no independent inquiry other than to review the report(s) prepared in connection with the assessment(s) referenced herein, has no knowledge and has otherwise received no notice of any material adverse environmental condition or circumstance affecting such Mortgaged Property that was not disclosed in such report(s).

With respect to the Mortgaged Properties securing the Mortgage Loans that were not the subject of an environmental site assessment after the first day of the month that is 18 months prior to the Closing Date, there are no material adverse environmental condition or circumstance affecting such Mortgaged Property that was not disclosed in such report(s).

If any such environmental report identified any Recognized Environmental Condition (“REC”), as that term is defined in the Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process Designation: E 1527-00, as recommended by the American

Society for Testing and Materials (ASTM), with respect to the related Mortgaged Property and the same have not been subsequently addressed in all material respects, then either (i) an escrow of 100% or more of the amount identified as necessary by the environmental consulting firm to address the REC is held by the Seller for purposes of effecting same (and the borrower has covenanted in the Mortgage Loan documents to perform such work), (ii) the related borrower or other responsible party having financial resources reasonably estimated to be adequate to address the REC is required to take such actions or is liable for the failure to take such actions, if any, with respect to such circumstances or conditions as have been required by the applicable governmental regulatory authority or any environmental law or regulation, (iii) the borrower has provided an environmental insurance policy, (iv) an operations and maintenance plan has been or will be implemented or (v) such conditions or circumstances were investigated further and based upon such additional investigation, a qualified environmental consultant recommended no further investigation or remediation. The Mortgage Loan documents require the borrower to comply with all applicable environmental laws and each Mortgagor has agreed to indemnify the mortgagee for any losses resulting from any material, adverse environmental condition or failure of the Mortgagor to abide by such laws or has provided environmental insurance.

(13) Loan Document Status. Each Mortgage Note, Mortgage and other agreement that evidences or secures such Mortgage Loan and was executed by or on behalf of the related Mortgagor is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and there is no valid defense, counterclaim or right of offset or rescission available to the related Mortgagor with respect to such Mortgage Note, Mortgage or other agreement.

(14) Insurance. Each Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by (a) a fire and extended perils insurance policy providing coverage against loss or damage sustained by reason of fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles and smoke, and, to the extent required as of the date of origination by the originator of the related commercial mortgage loan consistent with its normal commercial mortgage lending practices, against other risks insured against by persons operating like properties in the locality of the Mortgaged Property in an amount not less than the lesser of the principal balance of the related commercial mortgage loan and the replacement cost of the Mortgaged Property, and contains no provisions for a deduction for depreciation, and not less than the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property; (b) with respect to each Mortgage Loan, a business interruption or rental loss insurance policy, in an amount at least equal to 12 months of operations of the Mortgaged Property; (c) as of the date of origination, and to the best of the Seller’s knowledge, as of the Closing Date, a flood insurance policy (if any portion of buildings or other structures on the Mortgaged Property are located in an area identified by the Federal Emergency Management Agency as having special flood hazards and the Federal Emergency Management Agency requires flood insurance to be maintained); and (d) with respect to each Mortgage Loan, a comprehensive general liability insurance policy in amounts as are generally required by commercial mortgage lenders, and in any event, in each case, not less than $1 million per occurrence. Such insurance policy contains a standard mortgagee clause that names the mortgagee as an additional insured in the case of liability insurance policies and as a loss payee in the case of property insurance policies and requires prior notice to the holder of the Mortgage of termination or cancellation. No such notice has been received, including any notice of nonpayment of premiums, that has not been cured. Each Mortgage obligates the related Mortgagor to maintain all such insurance and, upon such Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Each Mortgage provides that casualty insurance proceeds will be applied (a) to the restoration or repair of the related Mortgaged Property, (b) to the restoration or repair of the related Mortgaged Property, with any excess insurance proceeds after restoration or repair being paid to the Mortgagor, or (c) to the reduction of the principal amount of the related commercial mortgage loan.

(15) Taxes and Assessments. In the case of each Mortgage Loan, all real estate taxes and governmental assessments, or installments thereof, which would be a lien on the Mortgaged Property and that prior to the Closing Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established. For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(16) Absence of Bankruptcy Debtors. As of the date of origination of each Mortgage Loan, no Mortgaged Property was the subject of, and no Mortgagor was, a debtor in any state or federal bankruptcy or insolvency proceeding and to Seller’s knowledge, no Mortgaged Property is the subject of, and no Mortgagor is, a debtor in any state or federal bankruptcy or insolvency proceedings.

(17) Fee or Leasehold Estate. Each Mortgaged Property consists of the related Mortgagor’s fee simple interest in real estate or the related Mortgage Loan is secured in whole or in part by the interest of the Mortgagor as a lessee under a ground lease of the Mortgaged Property (a “Ground Lease”). Any Mortgage Loan that is secured by the interest of the Mortgagor under a Ground Lease may or may not be secured by the related fee interest in such Mortgaged Property (the “Fee Interest”). If a Mortgage Loan is secured in whole or in part by a Ground Lease, either (1) the ground lessor’s Fee Interest is subordinated to the lien of the Mortgage, (2) such Mortgage Loan is also secured by the related fee interest or (3) the following apply to such Ground Lease:

(a)	To the best of the Seller’s knowledge, based on due diligence customarily performed in the origination of comparable mortgage loans by the Seller, such Ground Lease or a memorandum thereof has been or will be duly recorded; such Ground Lease (or the related estoppel letter or lender protection agreement between the Seller and related lessor) permits the interest of the lessee thereunder to be encumbered by the related Mortgage; and there has been no material change in the payment terms of such Ground Lease since the origination of the related commercial mortgage loan, with the exception of material changes reflected in written instruments that are a part of the related Collateral File;

(b)	The lessee’s interest in such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the ground lessor’s related fee interest and Permitted Encumbrances;

(c)	The Mortgagor’s interest in such Ground Lease is assignable to the Purchaser and its successors and assigns upon notice to, but without the consent of, the lessor thereunder (or, if such consent is required, it has been obtained prior to the Closing Date) and, in the event that it is so assigned, is further assignable by the Purchaser and its successors and assigns upon notice to, but without the need to obtain the consent of, such lessor;

(d)	Such Ground Lease is in full force and effect, and the Seller has received no notice that an event of default has occurred thereunder, and, to the Seller’s actual knowledge, there exists no condition that, but for the passage of time or the giving of notice, or both, would result in an event of default under the terms of such Ground Lease;

(e)	Such Ground Lease, or an estoppel letter or other agreement, requires the lessor under such Ground Lease to give notice of any default by the lessee to the mortgagee under such Mortgage Loan, provided that the mortgagee under such Mortgage Loan has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease, and such notice has been provided to the related lessor and such Ground Lease, or an estoppel letter or other agreement, further provides that no notice of termination given under such Ground Lease is effective against the mortgagee unless a copy has been delivered to the mortgagee;

(f)	The mortgagee under such Mortgage Loan is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such Ground Lease) to cure any default under such Ground Lease, which is curable after the receipt of notice of any such default, before the lessor thereunder may terminate such Ground Lease and all of the rights of the Mortgagor under such Ground Lease and the related Mortgage (insofar as it relates to the Ground Lease) may be exercised by or on behalf of the mortgagee;

(g)	Such Ground Lease has an original term (including any extension options set forth therein) which extends not less than ten years beyond the stated maturity date of the related commercial mortgage loan;

(h)	Under the terms of such Ground Lease and the related Mortgage (including any estoppel or other agreement received from the ground lessor), taken together, any related insurance proceeds will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee under such Mortgage Loan or a trustee appointed by it having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender), or to the payment of the outstanding principal balance of the related commercial mortgage loan together with any accrued interest thereon;

(i)	Such Ground Lease does not impose any restrictions on subletting which would be viewed, as of the date of origination of the related commercial mortgage loan, as commercially unreasonable by the Seller;

(j)	Such Ground Lease may not be amended or modified without the prior consent of the mortgagee under such Mortgage Loan and any such action without such consent is not binding on such mortgagee, its successors or assigns; and

(k)	Such Ground Lease, or an estoppel letter or other agreement, requires the lessor to enter into a new lease in the event of a termination of the Ground Lease by reason of a default by the Mortgagor under the Ground Lease, including, rejection of the ground lease in a bankruptcy proceeding.

(18) Escrow Deposits. All escrow deposits and payments relating to each Mortgage Loan that are, as of the Closing Date, required to be deposited or paid have been so deposited or paid and are in the possession or under the control of Seller or its agent.

(19) Absence of Other Fundings. In the case of each Mortgage Loan, no advance of funds has been made other than pursuant to the loan documents, directly or indirectly, by the Seller to the Mortgagor and, to the Seller’s knowledge, no funds have been received from any Person other than the Mortgagor, for or on account of payments due on the Mortgage Note or the Mortgage.

(20) Absence of Other Liens. None of the Mortgage Loans permits the related Mortgaged Property to be encumbered by any mortgage lien junior to or of equal priority with the lien of the related Mortgage (other than a Permitted Encumbrance). To the Seller’s knowledge, except for cases involving other Mortgage Loans, none of the Mortgaged Properties securing the Mortgage Loans is encumbered by any mortgage liens junior to or of equal priority with the liens of the related Mortgage. As of the date of origination, each Mortgaged Property securing a Mortgage Loan (exclusive of any related personal property) was free and clear of any and all mechanics’ and materialmen’s liens that were prior or equal to the lien of the related Mortgage and that were not bonded or escrowed for or covered by title insurance. As of the Closing Date: (i) each Mortgaged Property securing a Mortgage Loan (exclusive of any related personal property) is free and clear of any and all mechanics’ and materialmen’s liens that are prior or equal to the lien of the related Mortgage and that are not bonded or escrowed for or covered by title insurance, and (ii) to the Seller’s knowledge, no rights are outstanding that under law could give rise to any such lien that would be prior or equal to the lien of the related Mortgage and that is not bonded or escrowed for or covered by title insurance.

(21) Compliance with Usury Laws. The Mortgage Loan and the interest (exclusive of any default interest, late charges or prepayment premiums) contracted for on such Loan complied as of the date of origination with, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22) Cross-collateralization. Except for Subordinate Mortgage Loan Interests, pari passu notes, pari passu participation interests and subordinate participation interests, in the case of each Mortgage Loan, the related Mortgage Note is not secured by any collateral that secures a Mortgage Loan that will not be held by the Issuer after giving effect to the transfer to the Issuer and each crossed Mortgage Loan is cross-collateralized only with other Mortgage Loans sold pursuant to the Seller Transfer Agreement.

(23) Releases of Mortgaged Property. In the case of each Mortgage Loan, since origination, no material portion of the related Mortgaged Property has been released from the lien of the related Mortgage, in any manner which materially and adversely affects the value of the Mortgage Loan or materially interferes with the security intended to be provided by such Mortgage. The terms of the related Mortgage do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) in consideration of payment therefor of the release price applicable to such Mortgaged Property set forth in the Mortgage Loan documents, (b) upon payment in full of such Mortgage Loan, (c) upon defeasance permitted under the terms of such Mortgage Loan by means of substituting for the Mortgaged Property (or, in the case of a Mortgage Loan secured by multiple Mortgaged Properties, one or more of such Mortgaged Properties) non-callable obligations of the United States of America, sufficient to pay the Mortgage Loan in accordance with its terms, (d) upon substitution of a replacement property with respect to such Mortgage Loan, (e) where release is conditional upon the satisfaction of certain underwriting and legal requirements which would be acceptable to a reasonably prudent commercial mortgage lender and the payment of a release price applicable to such Mortgaged Property set forth in the Mortgage Loan documents or (f) releases of unimproved out-parcels or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the security for the Mortgage Loan and which were not afforded any value in the appraisal obtained at the origination of the Mortgage Loan.

(24) Whole Loans. Each Mortgage Loan is a whole loan (except for the existence of a collateral debt security that is a Subordinate Mortgage Loan Interest or participation interest) and except for any retained coupon strip, future advance and other items enumerated in Section 1 of the Seller Transfer Agreement, contains no equity participation by the lender or shared appreciation feature and does not provide for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property or provide for negative amortization. The Seller holds no preferred equity interest other than as disclosed in writing and consented to by the Issuer prior to the sale of such Loan.

(25) No Material Default. In the case of each Mortgage Loan: (A) Other than payments due but not yet thirty days or more delinquent, there is no monetary default, breach, violation or event of acceleration existing under the related Mortgage Note or the related Mortgage or other security agreement, and to the Seller’s knowledge no non-monetary default has occurred and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration under the related Mortgage or the related Mortgage Note, provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by the Seller in any other paragraph of this Schedule II, and (B) neither the Seller nor any servicer on its behalf has waived any material default, breach, violation or event of acceleration under such Mortgage or Mortgage Note, except for a written waiver contained in the related Collateral File being delivered to the Issuer or its designee, and no such waiver has been granted since the date upon which the due diligence file related to the applicable Loan was delivered to LaSalle Bank National Association, and pursuant to the terms of the related Mortgage or the related Mortgage Note and other documents in the related Collateral File no Person or party other than the holder (or any servicer or other party acting on behalf of holder) of such Mortgage Note may declare any event of default or accelerate the related indebtedness under either of such Mortgage or Mortgage Note.

(26) UCC Financing Statements. In the case of each Mortgage Loan, UCC financing statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in all public places necessary to perfect a valid security interest in all items of personal property securing the Loan located on the Mortgaged Property that are owned by the Mortgagor and either (i) are reasonably necessary to operate the Mortgaged Property or (ii) are (as indicated in the appraisal obtained in connection with the origination of the related Loan) material to the value of the Mortgaged Property (other than any personal property subject to a purchase money security interest or a sale and leaseback financing arrangement permitted under the terms of such Loan or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, and the Mortgages, security agreements, chattel mortgages or equivalent documents related to and delivered in connection with the related Loan establish and create a valid and enforceable lien and priority security interest on such items of personality except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws affecting the enforcement of creditor’s rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Notwithstanding any of the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(27) Local Law Compliance. In the case of each Mortgage Loan, to the Seller’s knowledge, as of the date of origination of such Mortgage Loan, based on an opinion of counsel, an endorsement to the related title policy, a zoning letter or a zoning report, and, to the Seller’s knowledge, as of the Closing Date, there are no violations of any applicable zoning ordinances, building codes and land laws applicable to the Mortgaged Property, the improvements thereon or the use and occupancy thereof which would have a material adverse effect on the value, operation or net operating income of the Mortgaged Property which are not covered by title insurance. Any non-conformity with zoning laws constitutes a legal non-conforming use or structure which, in the event of casualty or destruction up to a specified portion of the Mortgaged Property, may be restored or repaired to the full extent of the use or structure at the time of such casualty, or for which law and ordinance insurance coverage has been obtained in amounts customarily required by prudent commercial mortgage lenders, or such non-conformity does not materially and adversely affect the use, operation or value of the Mortgaged Property. The Mortgage Loan documents require the Mortgaged Property to comply with all applicable laws and ordinances.

(28) Absence of Other Secured Obligations. In the case of each Mortgage Loan, each related Mortgage does not provide for or permit, without the prior written consent of the holder of the Mortgage Note, each related Mortgaged Property to secure any other promissory note or obligation except as expressly described in such Mortgage.

(29) Actions Concerning Mortgage Loans. To the knowledge of the Seller, there are no actions, suits, or proceedings before any court, administrative agency or arbitrator concerning any Mortgage Loan, Mortgagor or related Mortgaged Property that might adversely affect title to the Mortgaged Property or the validity or enforceability of the related Mortgage or that might materially and adversely affect the value of the Mortgaged Property as security for the Mortgage Loan, the use for which the premises were intended or materially and adversely affects the Mortgagor’s ability to pay principal, interest or any other amounts due under the Mortgage Loan.

(30) Origination Practices. The acquisition, servicing and collection practices (and to Seller’s knowledge, the origination practices employed by the originator) used by the Seller with respect to the Mortgage Loan have been in all material respects legal and the servicing of the Mortgage Loan has been in accordance with customary industry standards for servicing of loans similar to such Mortgage Loan.

(31) Licenses and Permits. To the Seller’s knowledge, based on due diligence that it customarily performs in the origination of comparable mortgage loans, as of the date of origination of the commercial mortgage loan related to each Mortgage Loan, the related Mortgagor was in possession of all material licenses, permits and franchises required by applicable law for the ownership and operation of the related Mortgaged Property as it was then operated.

(32) Flood Insurance. In the case of each Mortgage Loan, the improvements located on the Mortgaged Property are either not located in a federally designated special flood hazard area or, if so located, the Mortgagor is required to maintain or the mortgagee maintains, flood insurance with respect to such improvements and such policy is in full force and effect in an amount no less than the lesser of (i) the original principal balance of the Mortgage Loan, (ii) the value of such improvements on the related Mortgaged Property located in such flood hazard area or (iii) the maximum allowed under the related federal flood insurance program.

(33) Due on Sale. In the case of each Mortgage Loan, the Mortgage Loan documents contain a “due on sale” clause, which provides for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan if, without the prior written consent of the holder of the Mortgage, either the related Mortgaged Property, or any equity interest in the related Mortgagor, is directly or indirectly transferred, sold or pledged, other than by reason of family and estate planning transfers, transfers by devise, descent or operation of law upon the death of a member, general partner or shareholder of the related borrower, transfers of less than a controlling interest (as such term is defined in the related Mortgage Loan documents) in the Mortgagor, issuance of non-controlling new equity interests, transfers to an affiliate meeting the requirements of the Mortgage Loan, transfers among existing members, partners or shareholders in the Mortgagor, transfers among affiliated Mortgagors with respect to crossed loans or multi-property

Mortgage Loans, transfers by reason of any mezzanine debt permitted under the Mortgage Loan documents or in existence at the time the Mortgage Loan was originated, or transfers of a similar nature to the foregoing meeting the requirements of the Mortgage Loan (such as pledges of ownership interests that do not result in a change of control).

(34) Encroachment. In the case of each Mortgage Loan, to the Seller’s knowledge based on surveys and/or the title policy referred to herein obtained in connection with the origination of each Loan, none of the material improvements which were included for the purposes of determining the appraised value of the related Mortgaged Property at the time of the origination of the Mortgage Loan lies outside of the boundaries and building restriction lines of such property (except Mortgaged Properties which are legal non-conforming uses), to an extent which would have a material adverse affect on the value of the Mortgaged Property or related Mortgagor’s use and operation of such Mortgaged Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such Mortgaged Property to any material and adverse extent (unless affirmatively covered by title insurance).

(35) Impairment. In the case of each Mortgage Loan, except as set forth in the related Collateral File, the terms of the related Mortgage Note, related Mortgage(s) or other security documents have not been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in any manner which materially interferes with the security intended to be provided by such Mortgage.

(36) No Fraudulent Acts. No fraudulent acts were committed by the Seller in connection with its acquisition and servicing of the Mortgage Loans.

(37) Transfer Provisions. In connection with the assignment, transfer or conveyance of any individual Mortgage, the related Mortgage Note and Mortgage contain no provision limiting the right or ability of the originator of the Mortgage Loan to assign, transfer and convey the Mortgage to any person or entity, other than provisions that have been complied with. In connection with the assignment, transfer or conveyance of the Mortgage Loan Interest by the Seller to Issuer, the Underlying Instruments contain no provision limiting the right or ability of the Seller to assign, transfer and convey the same to Issuer, other than provisions that have been complied with, and such assignment constitutes a legal, valid and binding assignment of the Mortgage Loan Interest by the Seller to Issuer, subject to bankruptcy, insolvency, moratorium, fraudulent transfer, fraudulent conveyance and similar laws affecting rights of creditors generally and to the application of general principles of equity

(38) Non-Recourse Provisions. The Mortgage Loan documents provide that the related Mortgagor and an additional guarantor who is a natural person (or an entity with assets other than an interest in the Mortgagor) accepts responsibility for fraud and/or other intentional material misrepresentation and environmental indemnity. Furthermore, the Mortgage Loan documents for each Mortgage Loan provide that the related Mortgagor and an additional guarantor, who is a natural person (or an entity with assets other than an interest in the Mortgagor), shall be liable to the lender for losses incurred due to the misapplication or misappropriation of rents collected in advance or received by the related Mortgagor after the occurrence of an event of default and not paid to the mortgagee or applied to the Mortgaged Property in the ordinary course of business, misapplication or conversion by the Mortgagor of insurance proceeds or condemnation awards or breach of the environmental covenants in the related Loan documents.

(39) ARD Loan. In the case of each Mortgage Loan which provide that the rate at which interest accrues thereon increases after the anticipated repayment date, the mortgage rate (exclusive of any default interest, late charges or prepayment premiums) of such Mortgage Loan is either (a) a fixed rate or (b) a floating rate based on a fixed spread above LIBOR.

(40) Tax Parcels. Each Mortgaged Property constituting real property constitutes one or more complete separate tax lots (or the related Mortgagor has covenanted to obtain separate tax lots and a Person has indemnified the mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes resulting from a breach thereof has been established) or is subject to an endorsement under the related title insurance policy.

(41) Financial Statements. Each Mortgage Loan requires the Mortgagor upon request to provide the owner or holder of the Mortgage operating statements (or a balance sheet and statement of income and expenses), rent rolls (if there is more than one tenant) and related information on an annual (or more frequent) basis.

(42) Public Utilities. In the case of each Mortgage Loan, except for the Mortgage Loans secured by undeveloped land, the related Mortgagor represents in the Mortgage Loan documents that the Mortgaged Property is served by public utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the Mortgaged Property is currently being utilized.

(43) Absence of Defenses. In the case of each Mortgage Loan as of the date of its origination, there was no valid offset, defense, counterclaim, abatement or right to rescission with respect to any of the related Mortgage Notes, Mortgage(s) or other agreements executed in connection therewith, and, to the Seller’s knowledge, as of the Closing Date, there is no valid offset, defense, counterclaim or right to rescission with respect to such Mortgage Note, Mortgage(s) or other agreements, except in each case, with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, and the Seller has no knowledge of such rights, defenses or counterclaims having been asserted.

(44) Absence of Fraud. In the origination (or acquisition, if the Mortgage Loan was not originated by the Seller or any of its Affiliates) and servicing of the Mortgage Loan, neither Seller nor, to Seller’s knowledge, any prior holder of the Mortgage Loan, if applicable, participated in any fraud or intentional material misrepresentation with respect to the Mortgage Loan.

(45) Single Purpose Entities. In the case of any Mortgage Loan in excess of $5,000,000, the related Mortgagor has covenanted in its respective organizational documents and/or the underlying Mortgage Loan documents to own no significant asset other than the related Mortgaged Properties, as applicable, and assets incidental to its respective ownership and operation of such Mortgaged Properties, and to hold itself out as being a legal entity, separate and apart from any other Person.

(46) Absence of Required Capital Contribution. Neither the Seller nor any Affiliate thereof has any obligation to make any capital contributions to the Mortgagor under the Mortgage Loan.

(47) Third Party Origination. To Seller’s knowledge, no Mortgagor or guarantor originated the Mortgage Loan.

(48) Collateral File. The Seller has delivered to the Issuer or its designee an accurate and complete Collateral File.

(49) Compliance with Law. As of the date of its origination, such Mortgage Loan complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan.

(50) Inspections. In the case of each Mortgage Loan, each related underlying Mortgaged Property was inspected by or on behalf of the related originator or an affiliate during the 12 month period prior to the related origination date.

(51) Appraisal Standards. In the case of each Mortgage Loan, (a) an appraisal of the related underlying Mortgaged Property was conducted in connection with the origination of such Mortgage Loan, and (b) such appraisal satisfied either (i) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or (ii) the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, in either case as in effect on the date such mortgage loan was originated.

(52) Environmental Collateral Protection Policy. If any underlying Mortgaged Property constituting real property is covered by a secured creditor policy, environmental collateral protection policy, collateral impairment and risk liability policy or other similar policy, in each case with respect to environmental conditions affecting such real property, then the Seller has either:

(a) disclosed, or is aware that there has been disclosed, in the application for such policy or otherwise to the insurer under such policy the “pollution conditions” (as defined in such policy) identified in any environmental reports related to such underlying mortgaged property which are in the Seller’s possession or are otherwise known to the Seller; or

(b) delivered or caused to be delivered to the insurer or its agent under such policy copies of all environmental reports in the Seller’s possession related to such underlying mortgaged property;

in each case, with respect to (a) or (b), to the extent required by such policy or to the extent the failure to make any such disclosure or deliver any such report would materially and adversely affect the borrower’s ability to recover under such policy;

(1) all premiums for such insurance have been paid;

(2) such insurance is in full force and effect;

(3) such insurance has a term of at least 5 years beyond the maturity date of such Mortgage Loan; and

(4) rights under such policy inure to the benefit of the lender.

With respect to each Subordinate Loan Interest, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, except as set forth on Schedule III, that:

(1) Purchase Schedule. The information set forth in Schedule I is complete, true and correct in all material respects as of the Closing Date.

(2) Ownership of Loans. Immediately prior to the transfer to the Purchaser of such Subordinate Loan Interest, the Seller had good title to, and was the sole owner of, such Subordinate Loan Interest. The Seller has full right, power and authority to transfer and assign each Subordinate Loan Interest to or at the direction of the Purchaser and has validly and effectively conveyed (or caused to be conveyed) to the Purchaser or its designee all of the Seller’s legal and beneficial interest in and to such Subordinate Loan Interest free and clear of any and all pledges, liens, charges, security interests and/or other encumbrances. The sale of such Subordinate Loan Interest to the Purchaser or its designee does not require the Seller to obtain any governmental or regulatory approval or consent that has not been obtained.

(3) Payment Record. No scheduled payment of principal and interest under any Subordinate Loan Interest was 30 days or more past due as of the Closing Date, and no Subordinate Loan Interest was 30 days or more delinquent in the twelve-month period immediately preceding the Closing Date.

(4) Representations and Warranties with respect to Related Mortgage Loan. With respect to each Subordinate Loan Interest, (i) if the related Senior Interest is not an asset of a securitization rated by S&P, the representations and warranties set forth above with respect to Mortgage Loan Interests, other than those contained in paragraphs (1), (2) and (3), are true and correct with respect to the related Mortgage Loan as to which such Subordinate Loan Interest evidences a portion thereof and the related Mortgaged Property or (ii) if the related Senior Interest is an asset of a securitization rated by S&P, the Seller has no actual knowledge of the existence of any event or occurrence from and after the date of acquisition of the such Subordinate Mortgage Loan Interest by the Seller to the Closing Date that would cause any of the representations and warranties relating to such Subordinate Loan Interest or the underlying Mortgage Loan or related Mortgaged Property set forth in the mortgage loan purchase and sale agreement executed in connection with such securitization, to be incorrect in any material respect as of the date hereof.

(5) Transfer of Subordinate Note. In respect of any Subordinate Mortgage Loan Interest evidenced by a subordinate note, Seller has delivered to Issuer or its designee the original promissory note, certificate or other similar indicia of ownership of such subordinate note, however denominated, together with an original assignment thereof, executed by Seller in blank.

(6) Consent, Cure, Purchase, Control Rights. In respect of any Subordinate Mortgage Loan Interest evidenced by a subordinate note, the related intercreditor agreement grants to the Seller (and its successors and assigns, including, without limitation, the Issuer) basic cure, purchase, consent and control rights that are generally accepted as market standard in the CMBS industry for such underlying instruments and no provision of the related intercreditor agreement, the related junior note documents or any other document, agreement or instrument executed in connection with the junior note restricts the ability of the Seller (or any of its successors and assigns, including, without limitation, the Issuer) to exercise such rights and no control appraisal event has occurred thereunder. The Issuer is not an affiliate of the borrower under the related mortgage loan pursuant to the related intercreditor agreement.

(7) Absence of Amendments and Waivers. Except as set forth in the related Collateral File, (a) no provision of the related intercreditor agreement, the related subordinate note documents or any other document, agreement or instrument executed in connection with the subordinate note has been waived, modified, altered, satisfied, canceled, subordinated or rescinded, and no related collateral for the subordinate note has been released from the lien of the related documents in any manner that materially interferes with the security intended to be provided by such documents, and (b) neither the related subordinate note issuer nor any other party to the subordinate note documents has been released from any material obligation thereunder.

With respect to each Mezzanine Loan Interest, the Seller hereby further represents and warrants as of the date herein specified or, if no such date is specified, as of the Closing Date, as follows, in each case except as set forth on Schedule III:

(1) Purchase Schedule. The information pertaining to each Mezzanine Loan Interest set forth in Schedule I was true and correct in all material respects as of the Closing Date.

(2) Compliance with Law. To the actual knowledge of the Seller, on the date of its origination, the Mezzanine Loan Interest complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination, funding and servicing of the Mezzanine Loan Interest and the Mezzanine Loan Interest complied with, or is exempt from, applicable state or federal laws, regulations or other requirements pertaining to usury.

(3) No Amendments or Waivers. Except as set forth in the related Collateral File, (a) no provision of the related intercreditor agreement, the related Mezzanine Loan Interest documents or any other document, agreement or instrument executed in connection with the Mezzanine Loan Interest has been waived, modified, altered, satisfied, canceled, subordinated or rescinded, and no related collateral for the Mezzanine Loan Interest has been released from the lien of the related documents in any manner that materially interferes with the security intended to be provided by such documents, and (b) neither related mezzanine borrower nor any other party to the Mezzanine Loan Interest documents has been released from any material obligation thereunder.

(4) Enforceability. The notes executed by the related mezzanine borrower in connection with the related Mezzanine Loan Interest and the pledge of the ownership interests securing the related Mezzanine Loan Interest are the legal, valid and binding obligations of the related mezzanine borrower and the Seller, as applicable (subject to any non-recourse provisions therein and any state anti-deficiency, one action, or market value limit deficiency legislation), enforceable in accordance with its terms, except (i) that certain provisions contained in such Mezzanine Loan Interest documents are or may be unenforceable in whole or in part under applicable state or federal laws, but neither the application of any such laws to any such provision nor the inclusion of any such provisions renders any of the Mezzanine Loan Interest documents invalid as a whole and such Mezzanine Loan Interest documents taken as a whole are enforceable to the extent necessary and customary for the practical realization of the rights and benefits customarily afforded institutional mortgage lenders and (ii) as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(5) Title to Asset; No Consents Required. Immediately prior to the sale, transfer and assignment to the purchaser, the Seller had good title to, and was the sole owner of, the Mezzanine Loan Interest, the Seller is transferring the Mezzanine Loan Interest free and clear of any and all liens, pledges, charges or security interests of any nature encumbering the Mezzanine Loan Interest, and the transfer of the Mezzanine Loan Interest complies with all requirements and no consents, approvals or authorizations are necessary under any related Mezzanine Loan Interest documents and/or intercreditor agreements to transfer the Mezzanine Loan Interest to the purchaser.

(6) No Offset. As of the date of its origination, there was no right of offset, diminution or rescission or valid defense or counterclaim with respect to the mezzanine note or the Mezzanine Loan Interest documents as of the date such Mezzanine Loan Interest is acquired by the Issuer, there is no right of offset, diminution or rescission or valid defense or counterclaim with respect to such mezzanine note or Mezzanine Loan Interest documents.

(7) Valid Assignment. The assignment of the Mezzanine Loan Interest and the agreements executed in connection therewith in favor of the purchaser has been duly authorized, executed and delivered by the Seller and constitutes the legal, valid and binding assignment of such Mezzanine Loan Interest to the purchaser, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Mezzanine Loan Interest and the agreements executed in connection therewith are freely assignable to any person or entity.

(8) Valid Pledge of Collateral. The pledge of the collateral for the Mezzanine Loan Interest creates a legal, valid and enforceable first priority perfected security interest in such collateral, except as the enforceability thereof may be limited by bankruptcy or other laws affecting creditor’s rights generally or by the application of the rules of equity.

(9) Escrows and Deposits. To the actual knowledge of the Seller, all escrow deposits and payments required pursuant to the Mezzanine Loan Interest documents are in the possession, or under the control, of the related servicer of the assets, and to the knowledge of the Seller there are no deficiencies in connection therewith.

(10) Power and Authority to Sell. The Seller has full right, power and the authority to sell, assign and transfer the Mezzanine Loan Interest.

(11) Documents in Full Force and Effect. To the actual knowledge of the Seller, the Mezzanine Loan Interest documents are in full force and effect.

(12) Proceeds Fully Disbursed. The proceeds of the Mezzanine Loan Interest have been fully disbursed and there is no requirement for future advances thereunder.

(13) Source of Payments. The Seller has not (nor to Seller’s knowledge, has any prior holder of the Mezzanine Loan Interest) advanced funds or induced, solicited or knowingly received funds from a party other than the mezzanine borrower for the payment of any amounts due in connection with the Mezzanine Loan Interest.

(14) No Contingent Interest. The Mezzanine Loan Interest does not have a shared appreciation feature or other contingent interest features.

(15) Negative Amortization. The Mezzanine Loan Interest does not have a negative amortization or deferred interest feature.

(16) Outstanding Principal Amount. The total balance of each Mezzanine Loan Interest is set forth on Schedule I hereto, and no party other than any Seller holds an interest in the related Mezzanine Loan Interest except as shown on Schedule I. The total balance of the senior loans related to such Mezzanine Loan Interest as of the Closing Date is also set forth on Schedule I hereto.

(17) No Defaults. There is no monetary event of default and, to the knowledge of the Seller, no material non-monetary event of default existing under the Mezzanine Loan Interest or any Mezzanine Loan Interest document and the Seller has no knowledge of any substantial and material event or circumstance with respect to which the expiration of an applicable default grace period is imminent that would result in a monetary or non-monetary event of default under the Mezzanine Loan Interest or the Mezzanine Loan Interest documents; no waiver of any of the foregoing exists; and no person other than the holder of the Mezzanine Loan Interest may declare any of the foregoing.

(18) No Delinquencies. The Mezzanine Loan Interest is not, as of the Closing Date, nor has it been since origination delinquent for 30 or more days.

(19) Security for Mezzanine Loan Interest. To the actual knowledge of the Seller, the Mezzanine Loan Interest is secured solely by the collateral described in the Mezzanine Loan Interest documents (including, without limitation, the related pledge agreements for such Mezzanine Loan Interest).

(20) No Bankruptcy. To the knowledge of the Seller, as of the Closing Date, no mezzanine borrower was a debtor in any outstanding proceeding pursuant to the federal bankruptcy code.

(21) Pledged Equity. The Mezzanine Loan Interest is secured by a pledge of 100% of the direct or indirect membership interests in borrower for the related senior loan. The underlying property owner has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to own its assets and to transact the business in which it is now engaged and the sole purpose of the underlying property owner under its organizational documents is to own, finance, sell or otherwise manage the related underlying mortgaged property and to engage in any all activities related or incidental thereto.

(22) UCC 9 Policies. To the actual knowledge of the Seller, with respect to the “UCC 9” policy relating to the Mezzanine Loan Interest: (i) such policy is assignable by the Seller to the purchaser, (ii) such policy is in full force and effect, (iii) all premiums thereon have been paid, (iv) no claims have been made thereunder, and (v) no claims have been paid thereunder.

(23) Cross-Defaults. An event of default under the related senior loan will constitute an event of default with respect to the related Mezzanine Loan Interest.

(24) Conditions to Transfer Mezzanine Loan Interest. Pursuant to the terms of the Mezzanine Loan Interest documents, the Seller satisfied any transfer conditions or requirements (or such conditions or requirements were validly waived by any requisite parties) in the Mezzanine Loan Interest documents with respect to the transfer of the Mezzanine Loan Interest to the purchaser.

(25) Insurance Proceeds. To the actual knowledge of the Seller, all insurance policies procured by the senior loan borrower with respect to the related Mortgaged Property name the mezzanine lender, the related mezzanine borrower and their respective successors and assigns as the insured or additional insured, as their respective interests may appear.

(26) Notice of Defaults. Pursuant to the terms of the Mezzanine Loan Interest documents and intercreditor agreements, the related senior lender is required to provide written notice of defaults under the senior loan to the holder of the related Mezzanine Loan Interest at the same time such notices are delivered by the related senior lender to the related senior borrower.

(27) Cure Rights. Pursuant to the terms of the related intercreditor agreements, the holder of the related senior loan is not permitted to exercise any rights it may have under the related senior loan documents or applicable law with respect to a foreclosure or other realization upon the collateral for the related senior loan without providing prior notice and opportunity to cure to the related holder of the Mezzanine Loan Interest (subject to the rights of any subordinate mezzanine lenders).

(28) Purchase Option. Pursuant to the terms of the related intercreditor agreement, the holder of the related Mezzanine Loan Interest has the right to purchase the related senior loan upon certain senior loan events of default and/or acceleration.

(29) Property Insurance. To the actual knowledge of the Seller, the Mortgaged Property securing the related senior loan is required, pursuant to the related senior loan documents, to be insured by a fire and extended perils insurance policy providing coverage against loss or damage included within the classification of “all risk of physical loss” or the equivalent thereof and, to the extent required as of the date of origination of the related Mezzanine Loan Interest consistent with prudent commercial mortgage lending practices against other risks insured against by persons operating like properties in the locality of the such property; in an amount not less than the lesser of the principal balance of the related Mezzanine Loan Interest and the replacement cost of such property, and not less than the amount necessary to avoid the operation of any co-insurance provisions with respect to such property; in addition, the improvements of such property are either (A) not located in a flood hazard area (as defined by the Federal Insurance Administration) or earthquake zone, or (B) is covered by flood hazard or earthquake hazard insurance, as applicable. Each such fire and extended perils, flood hazard and earthquake hazard insurance policy is required to contain a standard mortgagee clause which names the Seller and its successors and assigns as an additional insured and which requires prior notice to the holder of the related Mezzanine Loan Interest of termination or cancellation, and no such notice has been received, including any notice of nonpayment of premiums, that has not been cured, and the related Mezzanine Loan Interest documents provide that casualty insurance proceeds will be applied either to the restoration or repair of such property or to the reduction of the principal amount of the Mezzanine Loan Interest.

(30) Licenses and Permits. To the actual knowledge of the Seller, based on due diligence customarily performed by Seller and reasonable prudent commercial mortgage and mezzanine lenders in the origination of comparable loans, all material licenses, permits and authorizations then required for use of the Mortgaged Property securing the related senior loan had been obtained and were valid and in full force and effect as of the origination date of the related Mezzanine Loan Interest, except for such licenses, permits and authorizations the failure of which to obtain would not materially adversely affect the value of such Mezzanine Loan Interest.

(31) No Litigation. To the actual knowledge of the Seller, there is no pending action, suit or proceeding, arbitration or governmental investigation against the mezzanine borrower or the collateral for the Mezzanine Loan Interest, an adverse outcome of which would materially and adversely affect the mezzanine borrower’s performance under the Mezzanine Loan Interest documents or the collateral for the Mezzanine Loan Interest.

(32) Mezzanine Loan File. The Seller has delivered to the Issuer or its designee accurate and complete copies of the related Collateral File. No material adverse modifications were made to the Mezzanine Loan except as included in the Collateral File.

(33) Record Ownership of Mezzanine Loan Interest. Upon the transfer to the Issuer, the Issuer will be the owner of the Mezzanine Loan Interest and the related intercreditor agreements sufficient to ensure the Issuer has all rights to receive principal and interest payments with respect to the Mezzanine Loan Interest accrued after the Closing Date.

(34) Cash Management. If a cash management agreement is in place with respect to the mortgage loan relating to a Mezzanine Loan Interest, except following the occurrence and during the occurrence of a mortgage loan event of default, any funds remaining in the related lockbox account for the mortgage loan after payment of all amounts due under the mortgage loan documents are required to be distributed to the holder of the mezzanine loan and distributed by the holder or the servicer of the mortgage loan, to the holder of the mezzanine loan in accordance with the mezzanine loan documents.

(35) Environmental Conditions. One or more environmental site assessments or updates thereof (meeting American Society for Testing and Materials (ASTM) standards) were performed by an environmental consulting firm independent of the Seller and the Seller’s affiliates with respect to each related Mortgaged Property during the 18 months preceding the origination of the related Mortgage Loan, and the Seller, having made no independent inquiry other than to review the report(s) prepared in connection with the assessment(s) referenced herein, has no actual knowledge and has received no notice of any material adverse environmental condition or circumstance affecting such Mortgaged Property that was not disclosed in such report(s).

If any such environmental report identified any Recognized Environmental Condition (“REC”), as that term is defined in the Standard Practice from Environmental Site Assessments: Phase I Environmental Site Assessment Process Designation: E 1527-00, as recommended by the American Society for Testing and Materials (ASTM), with respect to the related Mortgaged Property and the same have not been subsequently addressed in all material respects, then, to the Seller’s knowledge, any such remaining REC has been addressed by (i) an escrow of 100% or more of the amount identified as necessary by the environmental consulting firm to address such REC, (ii) a responsible party having financial resources reasonably estimated to be adequate to address the REC is required to take such actions or is liable for the failure to take such actions, if any, with respect to such circumstances or conditions as have been required by the applicable governmental regulatory authority or any environmental law regulation, (iii) an environmental insurance policy, (iv) an operations and maintenance plan or (v) a qualified environmental consultant having recommended no further investigation or remediation after further investigation.

(36) Taxes and Assessments. All real estate taxes and governmental assessments, or installments thereof, which would be a lien on any Mortgaged Property and that prior to the Closing Date have become delinquent in respect of such Mortgaged Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established by the holder of the Mezzanine Loan Interest or the holder of the Mortgage Note. For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taking authority.

(37) Local Law Compliance. Based on due diligence considered reasonable by prudent mezzanine lenders in the lending area where the Mortgaged Property is located and to the Seller’s knowledge, as of the date of origination, the improvements located on or forming part of each Mortgaged Property comply with applicable zoning laws and ordinances, or constitute a legal non-conforming use or structure or, if any such improvement does not so comply, such non-compliance does not materially and adversely affect the value of the related Mortgaged Property, such value as determined by the appraisal performed at origination or in connection with securitization of the Senior Interest.

(38) Licenses and Permits. To the Seller’s knowledge, based on due diligence that it customarily performs in the origination of comparable mezzanine loans, as of the date of origination of the related senior loan, the related Mortgagor was in possession of all material licenses, permits and franchises required by applicable law for the ownership and operation of the related Mortgaged Property as it was then operated.

(39) Encroachment. To the Seller’s knowledge (based solely on copies of surveys, title insurance and/or zoning reports obtained in connection with the origination of each Mortgage Loan), as of the date of such origination, no improvement that was included for the purpose of determining the appraised value of the related Mortgaged Property at the time of origination of the related Mortgage Loan lay outside the boundaries and building restriction lines of such property to any material extent (unless affirmatively covered by the title policy referred to in paragraph (36) above), and no improvements on adjoining properties encroached upon such Mortgaged Property to any material and adverse extent (unless affirmatively covered by title insurance).

(40) No Material Default. There exists no material default, event of default, breach, violation or event of acceleration (and, to the Seller’s actual knowledge, no event which, with the passage of time or the giving of notice, or both, would constitute any of the foregoing) under the documents evidencing or securing the related Mortgage Loan, in any such case to the extent the same materially and adversely affects the value of the related Mortgage Loan and the related Mortgaged Property; provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by the Seller in this Schedule II.

(41) Absence of Fraud. In the origination (or acquisition, if the Mezzanine Loan Interest was not originated by the Seller or any of its Affiliates) and servicing of the Mezzanine Loan Interest, neither Seller nor, to Seller’s knowledge, any prior holder of the Mezzanine Loan Interest participated in any fraud or intentional material misrepresentation with respect to the Mezzanine Loan Interest. To Seller’s knowledge, no underlying obligor or guarantor originated the Mezzanine Loan Interest.

(42) Environmental Collateral Protection Policy. If any underlying Mortgaged Property constituting real property is covered by a secured creditor policy, environmental collateral protection policy, collateral impairment and risk liability policy or other similar policy, in each case with respect to environmental conditions affecting such real property, then the Seller has either:

(a) disclosed, or is aware that there has been disclosed, in the application for such policy or otherwise to the insurer under such policy the “pollution conditions” (as defined in such policy) identified in any environmental reports related to such underlying mortgaged property which are in the Seller’s possession or are otherwise known to the Seller; or

(b) delivered or caused to be delivered to the insurer or its agent under such policy copies of all environmental reports in the Seller’s possession related to such underlying mortgaged property;

in each case, with respect to (a) or (b), to the extent required by such policy or to the extent the failure to make any such disclosure or deliver any such report would materially and adversely affect the borrower’s ability to recover under such policy;

(1) all premiums for such insurance have been paid;

(2) such insurance is in full force and effect;

(3) such insurance has a term of at least 5 years beyond the maturity date of the underlying Mortgage Loan; and

(4) rights under such policy inure to the benefit of the lender.

With respect to each CMBS Security and CRE CDO Security, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, except as set forth on Schedule III, that:

(1) Accuracy of Information. All information in the related Collateral File (or as otherwise provided to Issuer) in respect of such Security is accurate and complete in all material respects as of the Closing Date.

(2) Title to Asset. Immediately prior to the sale, transfer and assignment to Issuer, (i) Seller had good and marketable title to, and was the sole owner and holder of, such CMBS Security or CRE CDO Security, (ii) Seller had full right, power and authority to transfer, and is transferring, such CMBS Security or CRE CDO Security free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such CMBS Security or CRE CDO Security, and (iii) no consent, approval or authorization of any Person is required for any such transfer or assignment by the holder of such CMBS Security or CRE CDO Security. In the case of any CMBS Security or CRE CDO Security that is a certificated security, Seller has delivered to Issuer or its designee such certificated security, along with any and all certificates, assignments, and bond powers executed in blank, necessary to transfer such certificated security under the issuing documents of such CMBS Security or CRE CDO Security.

(3) Form of Security. With respect to any CMBS Security or CRE CDO Security that is a certificated security, such Security is a certificated security in registered form, or is in uncertificated form and held through the facilities of (a) The Depository Trust Company in New York, New York, or (b) such other clearing organization or book-entry system as is designated in writing by the Issuer.

(4) Absence of Adverse Events. To Seller’s best knowledge, except as included in the Collateral File, (i) no interest shortfalls have occurred and no realized losses have been applied to such CMBS Security or CRE CDO Security or otherwise incurred with respect to any mortgage loan related to such CMBS Security or CRE CDO Security, and (ii) the Seller is not aware of any circumstances that could have a material adverse effect on such CMBS Security or CRE CDO Security.

(5) Valid Assignment. Upon consummation of the purchase contemplated to occur in respect of such Security on the Closing Date, Seller will have validly and effectively conveyed to Issuer all legal and beneficial interest in and to such CMBS Security or CRE CDO Security free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature.

With respect to each Credit Tenant Lease Loan, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, except as set forth on Schedule III, that:

(1) Credit Lease. The Mortgaged Property relating to the Credit Tenant Lease Loan is subject to a credit lease (as described in the definition of a Credit Tenant Lease Loan) (the “Credit Lease”), and the Credit Lease is in full force and effect, and is a legal, valid, binding and enforceable agreement of the related tenant (the “Tenant”), except as may be limited by bankruptcy, insolvency or other laws affecting the rights of creditors generally, and general principles of equity. To Seller’s knowledge, no default by mortgagor or Tenant has occurred under the Credit Lease and there is no existing condition which, but for the passage of time or the giving of notice, or both, would result in a default under the terms of the Credit Lease.

(2) Priority. The Credit Lease relating to the Credit Tenant Lease Loan is subordinate in right to the Mortgage subject to the terms and conditions of a subordination, non-disturbance and attornment agreement between Seller and Tenant; any subleases entered into by Tenant are and will be subject and subordinate to the Credit Lease and will not relieve Tenant of its obligations under the Credit Lease; in the event that mortgagee acquires title to a Mortgaged Property by foreclosure or otherwise, mortgagor’s interest under the Credit Lease is freely assignable by mortgagee and its successors and assigns to any person without the consent of Tenant, and, in the event mortgagor’s interest is so assigned, Tenant will be obligated to recognize the assignee as lessor under the Credit Lease.

(3) Credit Lease Term. The Credit Lease relating to the Credit Tenant Lease Loan has an original term ending on or after the date mortgagor is required to deposit its final payment on the Credit Tenant Lease Loan with mortgagee.

(4) Basic Rent Sufficient. Each remaining payment of fixed rent due under the Credit Lease relating to the Credit Tenant Lease Loan is sufficient to pay each monthly principal and interest payment due under the Credit Tenant Lease Loan in full on or prior to the date same is due without giving effect to any applicable grace periods currently and over the term of the Credit Tenant Lease Loan. The fixed rent under the Credit Lease is payable without notice or demand, and without setoff, recoupment, abatement or reduction.

(5) No Sale of Mortgaged Property. To Seller’s knowledge, there is no assignment of the Credit Lease by Tenant contemplated or pending, and no person has any outstanding exercisable rights of record with respect to the purchase or sale of all or any portion of the Mortgaged Property, including, without limitation, any right of first offer or refusal or purchase option (other than Tenant, as may be permitted by the terms of the Credit Lease).

(6) Estoppel Letter. As of the origination date of the Credit Tenant Lease Loan, Tenant has delivered an estoppel letter with respect to the Credit Lease.

(7) Tenant Notice Obligation. Tenant has agreed to notify mortgagee of any default under the Credit Lease and to provide the mortgagee with additional time and opportunity to cure.

(8) Occupancy. The Mortgaged Property is not subject to any other lease other than the Credit Lease.

(9) No Release of Tenant Obligation. Tenant under the Credit Lease has not been released, in whole or in part, from its obligations under the Credit Lease.

(10) Right to Assign. Under the terms of the Credit Lease, Tenant is not permitted to assign or sublet its interest or obligations under the Credit Lease unless such Tenant remains fully liable thereunder.

(11) Lockboxes. Tenant under the Credit Lease is required to make all rental payments directly to Seller, its successors and assigns under the Credit Tenant Lease Loan.

(12) Net Lease and Termination of Payments. The Credit Lease is a “net” lease with no termination or rent abatement rights by Tenant. The obligations of Tenant under the Credit Lease, including, but not limited to, the obligation of Tenant to pay fixed and additional rent, are not affected by reason of any damage to or destruction of any portion of the Mortgaged Property, any taking of the Mortgaged Property or any part thereof by condemnation or otherwise.

(13) No Lessor Obligations. Mortgagor does not have any monetary obligations under the Credit Lease, and every monetary obligation associated with managing, owning, developing and operating the Mortgaged Property (including, but not limited to, utilities, taxes, insurance, easement agreements, maintenance and repairs), is an obligation of Tenant. Mortgagor does not have any continuing nonmonetary obligations under the Credit Lease, the performance of which would involve a material expenditure of funds or the breach of which could result in the abatement of rent, a set-off or a termination of the Credit Lease.

(14) Lease Remedies. The Credit Lease contains customary and enforceable provisions which render the rights and remedies of mortgagor thereunder adequate for the enforcement and satisfaction of mortgagor’s rights thereunder.

(15) Maintenance and Repair Obligations. Any anticipated maintenance, repair, or replacement obligations imposed by any easement or reciprocal easement agreement either is a direct obligation of Tenant without obligation of or liability to mortgagor, as landlord under the Credit Lease, or of the adjacent property owner or adjacent property tenant and, in such cases, Tenant has agreed to look solely to such adjacent property owner or adjacent property tenant for compliance.

(16) Modification of the Credit Lease. The Credit Tenant Lease Loan provides that the Credit Lease cannot be modified or terminated or surrendered (except for a termination by Tenant specifically provided for in the Lease) without the consent of the mortgagee thereunder. Either (i) Tenant has agreed that no modification, termination or surrender of the Credit Lease (except for a termination by Tenant specifically provided for in the Lease) will be effective without the prior written consent of mortgagee or its successor and assigns, or (ii) the Credit Tenant Lease Loan provides for the personal guaranty (the “Guaranty”) of a principal or principals of mortgagor (the “Guarantor”) of damages in connection with any modification, termination or surrender of the Credit Lease (except for a termination by Tenant specifically provided for in the Credit Lease) without the prior written consent of mortgagee or its successors and assigns.

(17) Non-Monetary Obligations. Mortgagor does not have any non-monetary obligations under the Credit Lease, the performance of which could involve a material expenditure of funds or the breach of which could result in the abatement of rent, a set-off or a termination of the Credit Lease.

(18) Lease Enhancement Policies. With respect to any Credit Tenant Lease Loan that has the benefit of a lease enhancement policy:

(A) The lease enhancement policy in effect for the Credit Tenant Lease Loan issued by Lexington Insurance Company;

(B) The claims on the lease enhancement policy will be payable to the loss payee and its successors and assigns;

(C) The lease enhancement policy has been paid in full as of the effective date of such policy;

(D) The lease enhancement policy cannot be terminated prior to the maturity date of the Credit Tenant Lease Loan;

(E) The lease enhancement policy is in full force and effect as of the Closing Date.

(F) The lease enhancement policy will not be amended at any time without the consent of the mortgagee under the Credit Tenant Lease Loan; and

(G) The Credit Lease termination date does not occur prior to the maturity date of the Note.

(19) Environmental Compliance. Under the Credit Lease, its Tenant is responsible for any claims of any nature arising as a result of any hazardous materials affecting the related Mortgaged Property caused by such Tenant and arising after commencement of such Credit Lease.

With respect to each Participation Interest, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, except as set forth on Schedule III, that:

(1) Accuracy of Information. The information set forth in Schedule I is complete, true and correct in all material respects as of the Closing Date.

(2) Compliance with Law. On the date of its origination (or acquisition if the Participation Interest was not originated by the Seller or any of its affiliates), the Participation Interest complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination, funding and servicing of the Participation Interest and the Participation Interest complied with, or is exempt from, applicable state or federal laws, regulations or other requirements pertaining to usury.

(3) Title to Asset; No Consents Required. Immediately prior to the sale, transfer and assignment to the Issuer, the Seller had good title to, and was the sole owner of, the Participation Interest, the Seller is transferring the Participation Interest free and clear of any and all liens, pledges, charges or security interests of any nature encumbering the Participation Interest, and the transfer of the Participation Interest complies with all requirements and no consents, approvals or authorizations are necessary under any related Participation Interest documents and/or intercreditor agreements to transfer the Participation Interest to the issuer or any such consent which is required has been obtained.

(4) Absence of Fraud. In the origination (or acquisition if the Participation Interest was not originated by the Seller or any of its affiliates) and servicing of the Participation Interest, the Seller did not participate in any fraud or intentional material misrepresentation with respect to the Participation Interest. No borrower, underlying obligor or guarantor originated the Participation Interest.

(5) Delivery of Documents. If such Participation Interest is certificated, Seller has delivered to issuer or its designee the original certificate, however denominated, together with an original assignment thereof, executed by Seller in blank.

(6) Absence of Defaults. There is no monetary or material non-monetary event of default existing under the Participation Interest or any Participation Interest document and the Seller has no knowledge of any substantial and material event or circumstance with respect to which the expiration of an applicable default grace period is imminent that would result in a monetary or non-monetary event of default under the Participation Interest or the Participation Interest documents; no waiver of any of the foregoing exists; and no person other than the holder of the Participation Interest may declare any of the foregoing.

(7) Absence of Liabilities. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated.

Sch. II-1

(8) Absence of Bankruptcy Debtors. As of the Closing Date, no issuer of such Participation Interest was a debtor in any outstanding proceeding pursuant to the federal bankruptcy code.

(9) Collateral File. The Seller has delivered to the Issuer or its designee an accurate and complete Collateral File.

(10) Absence of Amendments or Waivers. Except as set forth in the related Collateral File, (a) no provision of the related intercreditor agreement nor the related Participation Interest documents or any other document, agreement or instrument executed in connection with the Participation Interest has been waived, modified, altered, satisfied, canceled, subordinated or rescinded, and no related collateral for the Participation Interest has been released from the lien of the related documents in any manner that materially interferes with the security intended to be provided by such documents, and (b) neither the related Participation Interest issuer nor, to seller’s knowledge, any other party to the Participation Interest documents has been released from any material obligation thereunder.

Sch. III-2

SCHEDULE III

EXCEPTIONS

	Mortgage Loans	Description of Exception
25.	617 West 7th	Representation #9: The loan was not fully funded. A total future funding of $8,362,500 is required. Representation #38: Borrower is only party liable under the environmental indemnity.

26.	Airport Business Park	Representation #9: The loan was not fully funded. A total future funding of $2,500,000 is required.

27.	Albany Office	Representation #9: The loan was not fully funded. A total future funding of $2,850,000 is required. Representation #38: Borrower is only party liable under the environmental indemnity.

28.	Bank of America (A-2 Note)

Representation #17: The loan is secured by Borrower’s interest in an Estate of Years. In November, 2009, a Ground Lease will automatically go into effect commencing November, 2009. The Ground Lease will not be subordinate to the mortgage.

Representation #34: Pro-forma policy takes exception of underground parking, ingress and egress ramps, elevator vaults and perimeter landscaping and improvements into the rights of way of “A” and “B” Streets and 4th and 5th Avenue.

29.	Crossings	Representation #9: The loan was not fully funded. A total future funding of $5,000,000 is required.

30.	Drake and 77th Street (subordinate participations in mortgage loans)	Representation #9: The loan was not fully funded. Under the Participation Agreement, a total future funding of $10,135,801 is required.

31.	Greenbriar	Representation #9: The loan was not fully funded. A total future funding of $1,460,000 is required.

32.	Lake Fairfax	Representation #9: The loan was not fully funded. A total future funding of up to $7,000,000 is required.

33.	Maplewood at Danbury	Representation #5: Contains no opinion on validity of assignment of leases.

Sch. III-1

34.	Mototown	None.

35.	NSA	Representation #9: The loan was not fully funded. A total future funding of $1,750,000 is required.

36.	North Island Financial	Representation #9. The loan was not fully funded. A total future funding of $7,730,000 is required.

37.	Park Place	Representation #9: The loan was not fully funded. A total future funding of $4,000,000 is required.

38.	Polaris/Pulsar Place	Representation #9: The loan was not fully funded. A total future funding of $2,500,000 is required.

39.	Primera Court	None.

40.	Stonebriar	Representation #9: The loan was not fully funded. A total future funding of $2,184,000 is required.

41.	U.S. Bank

Representation #17(e): No requirement that notice of termination under the Ground Lease is ineffective unless a copy is delivered to mortgagee; however, Ground Lease does provide that mortgagee be given notice of lessee’s default and a subsequent notice and additional mortgagee cure period if lessee doesn’t cure default.

Representation #17(k): No requirement that Ground Lessor enter into new lease in event of termination; however, loan is recourse to James C. Reynolds, as guarantor, for this provision which is missing from the Ground Lease.

Representation #34: Encroachment of building over communications easement and minor encroachments over property boundary are excepted from the pro-forma policy; no affirmative coverage is provided.

42.	West Alpha	Representation #9: The loan was not fully funded. A total future funding of $4,000,000 is required.

	Mezzanine Loans	Description of Exception

43.	Albany Office (mezzanine)	Representation #26: Senior Lender only required to give Mezzanine Lender notice of default prior to taking any enforcement action; however, Mezzanine Borrower has covenanted to advise Mezzanine Lender of any defaults under the Senior Loan.

Sch. III-2

Representation #38: Only Mortgage Borrower and Mezzanine Borrower are parties to the environmental indemnities.

44.	Argent (pari passu participation in first mezzanine loan)	None.

45.	City Center	None.

46.	Hilton Garden Inn

Representation #25: Mezzanine Borrower not named as additional insured.

Representation #26: Senior Lender only required to give Mezzanine Lender notice of default prior to taking any enforcement action; however, Mezzanine Borrower has covenanted to advise Mezzanine Lender of any defaults under the Senior Loan.

Representation #29: Mezzanine Lender has approval rights over application to restoration but Senior Lender has the right to determine whether applied to restoration or debt.

47.	Riverton

Representation #25: Mezzanine Borrower not named as additional insured.

Representation #26: Senior Lender only required to give Mezzanine Lender notice of default prior to taking any enforcement action; however, Mezzanine Borrower has covenanted to advise Mezzanine Lender of any defaults under the Senior Loan.

Representation #42: Mezzanine Borrower only required to maintain environmental insurance throughout the term of the Mezzanine Loan.

	B-Note	Description of Exception

48.	TOTAL Plaza (B-Note)	None.

Sch. III-3